Exhibit 99.3

Powerflute Oyj | Annual report and accounts 2014

Financial statements and notes

Auditor’s report

To the Annual General Meeting of Powerflute Oyj

We have audited the accounting records, the financial statements, the report of the Board of Directors, and the administration of Powerflute Oyj for the year ended 31 December, 2014. The financial statements comprise the consolidated income statement, statement of comprehensive income, statement of financial position, statement of changes in equity, cash flow statement and notes to the consolidated financial statements, as well as the Parent Company’s income statement, balance sheet, cash flow statement and notes to the financial statements*.

Responsibility of the Board of Directors and the Managing Director

The Board of Directors and the Managing Director are responsible for the preparation of consolidated financial statements that give a true and fair view in accordance with International Financial Reporting Standards (IFRS) as adopted by the EU, as well as for the preparation of financial statements and the report of the Board of Directors that give a true and fair view in accordance with the laws and regulations governing the preparation of the financial statements and the report of the Board of Directors in Finland. The Board of Directors is responsible for the appropriate arrangement of the control of the company’s accounts and finances, and the Managing Director shall see to it that the accounts of the company are in compliance with the law and that its financial affairs have been arranged in a reliable manner.

Auditor’s Responsibility

Our responsibility is to express an opinion on the financial statements, on the consolidated financial statements and on the report of the Board of Directors based on our audit. The Auditing Act requires that we comply with the requirements of professional ethics. We conducted our audit in accordance with good auditing practice in Finland. Good auditing practice requires that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and the report of the Board of Directors are free from material misstatement, and whether the members of the Board of Directors of the Parent Company or the Managing Director are guilty of an act or negligence which may result in liability in damages towards the company or have violated the Limited Liability Companies Act or the articles of association of the company.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements and the report of the Board of Directors. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation of financial statements and report of the Board of Directors that give a true and fair view in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements and the report of the Board of Directors.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion on the consolidated financial statements

In our opinion, the consolidated financial statements give a true and fair view of the financial position, financial performance, and cash flows of the group in accordance with International Financial Reporting Standards (IFRS) as adopted by the EU.

Opinion on the Company’s financial statements and the report of the Board of Directors

In our opinion, the financial statements and the report of the Board of Directors give a true and fair view of both the consolidated and the Parent Company’s financial performance and financial position in accordance with the laws and regulations governing the preparation of the financial statements and the report of the Board of Directors in Finland. The information in the report of the Board of Directors is consistent with the information in the financial statements.

Helsinki, 25 March 2015

Ernst & Young Oy

Authorised Public Accountant Firm

Mikko Järventausta

Authorised Public Accountant

*	The Annual report and accounts 2014 include the following audited information: the report of the Board of Directors and the consolidated financial statements which comprise the consolidated income statement, statement of comprehensive income, statement of financial position, statement of changes in equity, cash flow statement and notes to the consolidated financial statements and extracts of the Parent Company’s financial statements. The complete Parent Company’s financial statements are not included but are available on request from the Company’s registered office.

Powerflute Oyj | Annual report and accounts 2014

Financial statements and notes

Consolidated income statement

for the year ended 31 December 2014

	Notes	2014 €000	2013 €000
Continuing operations
Revenue	8	150,135	129,367

Other operating income	9.1	263	394

Changes in inventories of finished goods and work in progress		(973)	1,999
Raw materials and consumables used
		(72,894)	(65,837)
Employee benefits expense	9.2	(22,086)	(18,019)
Other expenses	9.3	(39,354)	(31,832)
Share of profit/(loss) of a joint venture	6	(368)	109
Gain on acquisition	5	1,433	—
Depreciation and amortisation	12, 13	(6,048)	(5,240)

Operating profit		10,108	10,941
Finance income	9.5	160	284
Finance expenses	9.6	(1,700)	(1,176)

Profit before taxation		8,568	10,049
Income tax	10	(2,309)	(1,963)

Profit for the period from continuing operations		6,259	8,086

Profit for the period		6,259	8,086
Attributable to
– Equity holders of the Parent		6,140	8,086
– Non-controlling interests		119	—

		6,259	8,086

Earnings per share (cents per share)
Basic	11	2.2	2.8
Diluted	11	2.1	2.7
Earnings per share for continuing operations (cents per share)
Basic	11	2.2	2.8
Diluted	11	2.1	2.7

Powerflute Oyj | Annual report and accounts 2014

Financial statements and notes

Consolidated statement of comprehensive income

for the year ended 31 December 2014

	Notes	2014 €000	2013 €000
Profit for the period		6,259	8,086
Other comprehensive income
Other comprehensive income to be reclassified to profit or loss in subsequent periods:
Exchange differences on translation of foreign operations		1,720	—
Net movement on available-for-sale financial assets	14	2,046	—
Net movement on cash flow hedges	9.7	297	(527)
Income tax effect	9.7	(53)	105

Net other comprehensive income/(loss) to be reclassified to profit or loss in subsequent periods		4,010	(422)

Other comprehensive income not to reclassified to profit or loss in subsequent periods:
Remeasurement gains/(losses) on defined benefit plans		(69)	—
Income tax effect		14	—

Net other comprehensive income/(loss) not to be reclassified to profit or loss in subsequent periods		(55)	—

Total comprehensive income for the period, net of tax		10,214	7,664
Attributable to
– Equity holders of the parent		9,978	7,664
– Non-controlling interest		236	—

Powerflute Oyj | Annual report and accounts 2014

Financial statements and notes

Consolidated statement of financial position

at 31 December 2014

	Notes	2014 €000	2013 €000
Assets
Non-current assets
Property, plant and equipment	12	99,240	40,612
Intangible assets	13	7,317	385
Other non-current financial assets	14	3,746	1,699
Investment in an associate or joint venture	6	3,308	3,672
Deferred tax asset	10	602	—

Total non-current assets		114,213	46,368

Current assets
Inventories	16	36,480	16,479
Trade and other receivables	17	65,666	28,154
Derivative financial instruments	14	—	129
Current income tax receivables		269	2,855
Cash and short-term deposits	14, 18	47,469	28,893

Total current assets		149,884	76,510

Total assets		264,097	122,878

Equity and liabilities
Equity attributable to equity holders of the parent
Issued share capital	19	88	88
Reserve for invested non-restricted equity	19	28,422	28,422
Exchange differences on translating foreign operations		1,603	—
Treasury shares	19	(1,735)	(1,735)
Hedging reserve	19	(377)	(621)
Available-for-sale reserve	19	2,046	—
Defined benefit plans reserve	19	(55)	—
Retained earnings	19	39,747	37,121

Equity attributable to equity holders of the parent		69,739	63,275
Non-controlling interests		8,379	—

Total equity		78,118	63,275

Non-current liabilities
Interest-bearing loans and borrowings	14	106,549	12,205
Other non-current financial liabilities	14	247	—
Derivative financial instruments	14	264	327
Provisions	21	1,409	—
Deferred tax liabilities	10	9,985	3,716

Total non-current liabilities		118,454	16,248

Current liabilities
Trade and other payables	24	60,758	28,933
Interest-bearing loans and borrowings	14	2,396	11,546
Other current financial liabilities	14	41	—
Employee benefit liability	22	6	24
Derivative financial instruments	14	986	468
Provisions	21	813	740
Current income tax liabilities		2,525	1,644

Total current liabilities		67,525	43,355

Total liabilities		185,979	59,603

Total equity and liabilities		264,097	122,878

Powerflute Oyj | Annual report and accounts 2014

Financial statements and notes

Consolidated statement of changes in equity

for the year ended 31 December 2014

	Attributable to equity holders of the Parent
	Share capital €000	Reserve for invested non- restricted equity €000	Treasury shares €000	Hedging reserve €000	Available- for-sale reserve €000	Defined benefit plans €000	Foreign currency translation reserve €000	Retained earnings €000	Total €000	Non- controlling interests €000	Total equity €000
As at 1 January 2014	88	28,422	(1,735)	(621)	—	—	—	37,121	63,275	—	63,275
Profit for the period	—	—	—	—	—	—	—	6,140	6,140	119	6,259
Other comprehensive income(loss)	—	—	—	244	2,046	(55)	1,603	—	3,838	117	3,955

Total comprehensive income	—	—	—	244	2,046	(55)	1,603	6,140	9,978	236	10,214
Dividends paid	—	—	—	—	—	—	—	(3,836)	(3,836)	—	(3,836)
Share-based payments	—	—	—	—	—	—	—	322	322	—	322
Acquisition of a subsidiary (Note 5)	—	—	—	—	—	—	—	—	—	8,143	8,143

At 31 December 2014	88	28,422	(1,735)	(377)	2,046	(55)	1,603	39,747	69,739	8,379	78,118

As at 1 January 2013	88	28,422	(1,735)	(199)	—	—	—	32,357	58,933	—	58,933
Profit for the period	—	—	—	—	—	—	—	8,086	8,086	—	8,086
Other comprehensive income(loss)	—	—	—	(422)	—	—	—	—	(422)	—	(422)

Total comprehensive income	—	—	—	(621)	—	—	—	8,086	66,597	—	66,597
Dividends paid	—	—	—	—	—	—	—	(3,694)	(3,694)	—	(3,694)
Share-based payments	—	—	—	—	—	—	—	372	372	—	372

At 31 December 2013	88	28,422	(1,735)	(621)	—	—	—	37,121	63,275	—	63,275

Powerflute Oyj | Annual report and accounts 2014

Financial statements and notes

Consolidated cash flow statement

for the year ended 31 December 2014

	Notes	2014 €000	2013 €000
Operating activities
Profit/(loss) before tax from continuing operations		8,568	10,049
Profit/(loss) before tax from discontinued operations		—	—

Profit/(loss) before tax		8,568	10,049
Non-cash:
Depreciation of property, plant and equipment	12	5,922	5,214
Amortisation of intangible assets	13	126	26
Share-based payment expense	23	322	372
Gain on acquisition	5	(1,433)	—
Change in financial instruments	14	881	315
Finance income	9	(160)	(284)
Finance expense	9	1,700	1,176
Share of (profit)/loss in a joint venture	6	368	(109)
Movements in provisions, pensions and government grants		(18)	(37)
Working capital adjustments:
Change in trade and other receivables and prepayments		(3,529)	(5,126)
Change in inventories		(1,097)	(4,608)
Change in trade and other payables		7,226	3,704
Income tax received/(paid)		(1,678)	(4,613)

Net cash flows from operating activities		17,198	6,079

Investing activities
Purchase of property, plant and equipment	12	(5,720)	(7,215)
Investment in an associate	6	(4)	—
Acquisition of a subsidiary	5	(73,032)	—
Net proceeds from disposal of a subsidiary		—	(60)
Interest received		160	284

Net cash flows used in investing activities		(78,596)	(6,991)

Financing activities
Proceeds from borrowings		100,000	20,131
Repayment of borrowings		(11,617)	(20,489)
Payment of finance lease liabilities		(37)	(88)
Interest and similar costs paid		(4,843)	(1,122)
Dividends paid		(3,836)	(3,694)

Net cash flows from financing activities		79,667	(5,262)

Net increase/(decrease) in cash and cash equivalents		18,268	(6,174)
Cash and cash equivalents at 1 January		28,893	35,067
Foreign translation differences on acquisition		308	—

Cash and cash equivalents at 31 December		47,469	28,893

Powerflute Oyj | Annual report and accounts 2014

Financial statements and notes

Notes to the consolidated financial statements

1. Corporate information

Powerflute Oyj is a public limited company incorporated and domiciled in Finland. The address of the registered office is Sorsasalo/Box 57, FI-70101 Kuopio, Finland. The Company is listed on the Alternative Investment Market (AIM) of The London Stock Exchange.

The consolidated financial statements of the Company for the year ended 31 December 2014 were approved for issue by resolution of the Company’s Board of Directors on 25 March 2015.

The principal activities of the Company and its subsidiaries (“the Group”) are described in Note 7.

2. Accounting policies

2.1 Basis of preparation

The consolidated financial statements of Powerflute Oyj and its subsidiaries have been prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB) and adopted by the EU.

The consolidated financial statements have been prepared on a historical cost basis, except for derivative financial instruments that have been measured at fair value. The consolidated financial statements are presented in euros and all values are rounded to the nearest thousand (€000) except when otherwise indicated.

2.2 Basis of consolidation

The consolidated financial statements comprise the financial statements of the Group and its subsidiaries as at 31 December of each year.

Subsidiaries are consolidated from the date of acquisition, being the date on which the Group obtained control, and continue to be consolidated until the date that such control ceases. The financial information relating to subsidiaries is prepared for the same reporting year as the Parent Company, using consistent accounting policies. All intra-group balances, income and expenses, unrealised gains and losses and dividends resulting from intra-group transactions are eliminated in full.

The business combination of Powerflute Oyj and Savon Sellu Oy is accounted for in accordance with the pooling of interest method.

A change in the ownership interest of a subsidiary, without a loss of control, is accounted for as an equity transaction. If the Group loses control over a subsidiary it:

•	derecognises the assets (including goodwill) and liabilities of the subsidiary;

•	derecognises the carrying amount of any non-controlling interest;

•	derecognises the cumulative translation differences recorded in equity;

•	recognises the fair value of the consideration received;

•	recognises the fair value of any investment retained;

•	recognises any surplus or deficit in profit or loss; and

•	reclassifies the parent’s share of components previously recognised in other comprehensive income to profit or loss or retained earnings, as appropriate.

In the statement of comprehensive income, income and expenses from discontinued operations are reported separately from income and expenses from continuing operations down to the level of profit after taxes. This approach is adopted even where the Group retains a non-controlling interest in the subsidiary.

Powerflute Oyj | Annual report and accounts 2014

Financial statements and notes

Notes to the consolidated financial statements continued

2. Accounting policies continued

2.3 Changes in accounting policies and disclosures

The accounting policies adopted by the Group are consistent with those of the previous year except as mentioned below.

The Group has adopted all of the following new and amended IFRS and IFRIC interpretations that are relevant to its operations and effective as of 1 January 2014:

Investment Entities (Amendments to IFRS 10, IFRS 12 and IAS 27)

Offsetting Financial Assets and Financial Liabilities – Amendments to IAS 32

Novation of Derivatives and Continuation of Hedge Accounting – Amendments to IAS 39

IFRIC 21 Levies

Annual Improvements 2010–2012 Cycle

Annual Improvements 2011–2013 Cycle

The adoption of the new standards and interpretations mentioned above did not have any impact on the accounting policies, financial position or performance of the Group. The Group has not early adopted any other standard, interpretation or amendment that has been issued but is not yet effective.

2.4 Summary of significant accounting policies

a) Business combinations and goodwill

Business combinations other than those between entities under common control are accounted for in accordance with the acquisition method. Under the acquisition method the cost of acquisition is allocated to the acquired identifiable assets, liabilities and contingent liabilities (net assets) based on their fair values at the date of acquisition. Any difference between the cost of acquisition and the fair value of the acquired net assets is recognised as goodwill in the consolidated statement of financial position or income (referred to as negative goodwill) in the consolidated income statement.

Goodwill is initially measured at cost, being the excess of the cost of acquisition over the fair value of the acquired net assets. Following initial recognition, goodwill is measured at cost less accumulated impairment losses. Goodwill is tested for impairment annually or more frequently if events or changes in circumstances indicate that the carrying value may be impaired.

Business combinations between entities under common control are accounted for in accordance with the pooling of interest method. Under the pooling of interest method the entities are combined from the beginning of the financial year in which the combination took place. The consolidated income statement reflects the results of the combining entities for the full year and the consolidated balance sheet the assets and liabilities at their carrying values. The excess of the cost of acquisition over the share capital of the acquired entity is recognised in consolidated shareholders’ equity. Goodwill is not recognised.

b) Investment in associated companies and joint ventures

Associated companies are entities over which the Group has significant influence but not control. Significant influence is the power to participate in the financial and operating policy decisions of the investee, but is not control or joint control over those policies.

A joint venture is a type of joint arrangement whereby the parties that have joint control of the arrangement have rights to the net assets of the joint venture. Joint control is the contractually agreed sharing of control of an arrangement, which exists only when decisions about the relevant activities require unanimous consent of the parties sharing control.

The considerations made in determining significant influence or joint control are similar to those necessary to determine control over subsidiaries.

The Group’s investments in associated companies and joint ventures are accounted for using the equity method. Under the equity method, the investment in an associate or a joint venture is initially recognised at cost. The carrying amount of the investment is adjusted to recognise changes in the Group’s share of net assets of the associate or joint venture since the acquisition date. Goodwill relating to the associate or joint venture is included in the carrying amount of the investment and is neither amortised nor individually tested for impairment.

The statement of profit or loss reflects the Group’s share of the results of operations of the associate or joint venture. Any change in OCI of those investees is presented as part of the Group’s OCI. In addition, when there has been a change recognised directly in the equity of the associate or joint venture, the Group recognises its share of any changes, when applicable, in the statement of changes in equity. Unrealised gains and losses resulting from transactions between the Group and the associate or joint venture are eliminated to the extent of the interest in the associate or joint venture.

The aggregate of the Group’s share of profit or loss of an associate and a joint venture is shown on the face of the statement of profit or loss outside operating profit and represents profit or loss after tax and non-controlling interests in the subsidiaries of the associate or joint venture.

The financial statements of the associate or joint venture are prepared for the same reporting period as the Group. When necessary, adjustments are made to bring the accounting policies in line with those of the Group.

Powerflute Oyj | Annual report and accounts 2014

Financial statements and notes

Notes to the consolidated financial statements continued

2. Accounting policies continued

After application of the equity method, the Group determines whether it is necessary to recognise an impairment loss on its investment in its associate or joint venture. At each reporting date, the Group determines whether there is objective evidence that the investment in the associate or joint venture is impaired. If there is such evidence, the Group calculates the amount of impairment as the difference between the recoverable amount of the associate or joint venture and its carrying value, then recognises the loss as “Share of profit of an associate and a joint venture” in the statement of profit or loss.

Upon loss of significant influence over the associate or joint control over the joint venture, the Group measures and recognises any retained investment at its fair value. Any difference between the carrying amount of the associate or joint venture upon loss of significant influence or joint control and the fair value of the retained investment and proceeds from disposal is recognised in profit or loss.

c) Non-current assets held for sale

Non-current assets and disposal groups classified as held for sale are measured at the lower of carrying amount and fair value less costs to sell. Non-current assets and disposal groups are classified as held for sale if their carrying amounts will be recovered through a sale transaction rather than through continuing use. This condition is considered to be met only when the sale is highly probable, the asset or disposal group is available for immediate sale in its present condition and the sale is expected to qualify for recognition as a completed sale within one year from the date of classification.

Property, plant and equipment and intangible assets once classified as held for sale are not depreciated or amortised.

d) Foreign currency translation

The consolidated financial statements are presented in euros, which is the functional and presentation currency of the Group and all of its subsidiaries and associated companies or joint ventures.

Transactions denominated in foreign currencies are translated into the functional currency using the exchange rates prevailing on the transaction date. Monetary assets and liabilities in foreign currencies are translated into the functional currency using the exchange rates prevailing at the reporting date. Foreign exchange gains and losses arising from financial assets and liabilities are recorded in the income statement.

e) Revenue recognition

Revenue is recognised to the extent that it is probable that the economic benefits will flow to the Group and revenue can be reliably measured. Revenue is measured at the fair value of the consideration received, excluding discounts, rebates, and other sales taxes or duty, and is adjusted for exchange differences on sales in foreign currency. The Group assesses its revenue arrangements against specific criteria in order to determine if it is acting as principal or agent and has concluded that it is acting as principal in all of its revenue arrangements. The following specific recognition criteria must also be met before revenue is recognised:

(i) Sale of goods

Revenue from the sale of the goods is recognised as income when the significant risks and rewards of ownership of the goods have passed to the buyer and the Group no longer has a continuing right to dispose of the goods or effective control over the goods. Usually, this means that sales are recorded upon delivery of goods to the customer in accordance with agreed terms of delivery, which are based on Incoterms 2000. The main categories of terms covering Group sales are:

•	“D” terms, under which the Group is obliged to deliver the goods to the buyer at the agreed destination, usually the buyer’s premises, in which case the point of sale is the moment of delivery to the buyer.

•	“C” terms, whereby the Group arranges and pays for the external carriage and certain other costs, though the Group ceases to be responsible for the goods once they have been handed over to the carrier in accordance with the relevant term. The point of sale is thus the handing over of the goods to the carrier contracted by the seller for the carriage to the agreed destination.

•	“F” terms, being where the buyer arranges and pays for the carriage, thus the point of sale is the handing over of goods to the carrier contracted by the buyer.

(ii) Interest income

For all financial instruments measured at amortised cost and interest bearing financial assets classified as available for sale, interest income or expense is recorded using the effective interest rate (EIR) method. Interest income is included in finance income in the income statement.

f) Taxes

(i) Current income tax

Current income tax assets and liabilities for the current and prior periods are measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted by the reporting date at the countries where the Group operates and generates taxable income. Current income tax relating to items recognised directly in equity is recognised in equity and not in the income statement. Management periodically evaluates positions taken in the tax returns with respect to situations in which applicable tax regulations are subject to interpretation and establishes provisions where appropriate.

Powerflute Oyj | Annual report and accounts 2014

Financial statements and notes

Notes to the consolidated financial statements continued

2. Accounting policies continued

(ii) Deferred tax

Deferred tax is provided using the liability method on temporary differences at the reporting date between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes.

Deferred tax liabilities are recognised for all taxable temporary differences, except:

•	where the deferred tax liability arises from the initial recognition of goodwill or of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and

•	in respect of taxable temporary differences associated with investments in subsidiaries and associates or joint ventures, where the timing of the reversal of the temporary differences can be controlled and it is probable that the temporary differences will not reverse in the foreseeable future.

Deferred tax assets are recognised for all deductible temporary differences, carry forward of unused tax credits and unused tax losses, to the extent that it is probable that taxable profit will be available against which the deductible temporary differences, and the carry forward of unused tax credits and unused tax losses can be utilised except:

•	where the deferred tax asset relating to the deductible temporary difference arises from the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and

•	in respect of deductible temporary differences associated with investments in subsidiaries and associates or joint ventures, deferred tax assets are recognised only to the extent that it is probable that the temporary differences will reverse in the foreseeable future and taxable profit will be available against which the temporary differences can be utilised.

The carrying amount of deferred tax assets is reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be utilised. Unrecognised deferred tax assets are reassessed at each reporting date and are recognised to the extent that it has become probable that future taxable profit will allow the deferred tax asset to be recovered.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply to the year when the asset is realised or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the reporting date.

Deferred tax relating to items recognised outside profit or loss is recognised outside profit or loss. Deferred tax items are recognised in correlation to the underlying transaction either in other comprehensive income or directly in equity.

Deferred tax assets and deferred tax liabilities are offset, if a legally enforceable right exists to set off current income tax assets against current income tax liabilities and the deferred taxes relate to the same taxable entity and the same taxation authority.

(iii) Sales tax

Revenues, expenses and assets are recognised net of the amount of sales tax except:

•	where the sales tax incurred on a purchase of assets or services is not recoverable from the taxation authority, in which case the sales tax is recognised as part of the cost of acquisition of the asset or as part of the expense item as applicable; and

•	receivables and payables that are stated with the amount of sales tax included.

The net amount of sales tax recoverable from, or payable to, the taxation authority is included as part of receivables or payables in the statement of financial position.

g) Government grants

Government grants are recognised where there is reasonable assurance that the grant will be received and all attaching conditions will be complied with. When the grant relates to an expense item, it is recognised as income over the period necessary to match the grant on a systematic basis to the costs that it is intended to compensate. Where the grant relates to an asset, it is recognised as deferred income.

Where the Group receives non-monetary grants, the asset and the grant are recorded at nominal amounts and released to the income statement over the expected useful life of the relevant asset by equal annual instalments.

h) Pensions and other post-employment benefits

(i) Defined contribution pension plans

The Group operates a number of defined contribution pension plans which require contributions to be made into separately administered funds. In addition, the Group also provides certain other post-employment benefits to eligible employees who retire before reaching their normal retirement date. These benefits are unfunded.

Powerflute Oyj | Annual report and accounts 2014

Financial statements and notes

Notes to the consolidated financial statements continued

2. Accounting policies continued

(ii) Defined benefit pension plans

The Group operates a number of defined benefit pension plans which require contributions to be made into separately administered funds.

The cost of providing benefits under defined benefit plans is determined using the projected unit credit method.

Re-measurements, comprising of actuarial gains and losses, the effect of the asset ceiling, excluding net interest and the return on plan assets (excluding net interest), are recognised immediately in the statement of financial position with a corresponding debit or credit to retained earnings through OCI in the period in which they occur. Re-measurements are not reclassified to profit or loss in subsequent periods.

Past service costs are recognised in profit or loss on the earlier of:

•	the date of the plan amendment or curtailment; and

•	the date that the Group recognises related restructuring costs.

Net interest is calculated by applying the discount rate to the net defined benefit liability or asset. The Group recognises the following changes in the net defined benefit obligation under “cost of sales”, “administration expenses” and “selling and distribution expenses” in consolidated statement of profit or loss (by function):

•	Service costs comprising current service costs, past-service costs, gains and losses on curtailments and non-routine settlements.

•	Net interest expense or income.

(iii) Other post-employment benefits

The Group participates in a number of industry or country specific early retirement schemes which provide eligible employees with the opportunity to retire before they reach normal retirement date. The Group regards such schemes as unfunded post-employment benefits and recognises their costs over the remaining active working life of the employee in accordance with the requirements of IAS 19 Employee Benefits.

Where entitlement to post-employment benefits arises as a result of termination of employment by the Group, the benefit is treated as a termination cost. The expense is recognised in the income statement and the related liability is recorded in the statement of financial position immediately in accordance with the provisions of IAS 37 Provisions, contingent liabilities and contingent assets.

i) Share-based payment transactions

Employees (including senior executives) of the Group receive remuneration in the form of share-based payment transactions, whereby employees render services as consideration for equity instruments (“equity-settled transactions”).

The cost of equity settled transactions with employees is measured by reference to the fair value of the equity instruments at the date on which they are granted. The fair value is determined by using an appropriate pricing model, further details of which are given in Note 22.

The cost of equity settled transactions is recognised, together with a corresponding increase in equity, over the period in which the performance and/or service conditions are fulfilled, ending on the date on which the relevant employees become fully entitled to the award (“the vesting date”). The cumulative expense recognised for equity-settled transactions at each reporting date until the vesting date reflects the extent to which the vesting period has expired and the Group’s best estimate of the number of equity instruments that will ultimately vest. The income statement expense or credit for a period represents the movement in cumulative expense recognised as at the beginning and end of that period and is included in employee benefits expense (Note 8.2).

No expense is recognised for awards that do not ultimately vest, except for equity-settled transactions for which vesting is conditional upon a market or non-vesting condition. These are treated as vesting irrespective of whether or not the market or non-vesting condition is satisfied, provided that all other performance and/or service conditions are satisfied.

Where an equity-settled award is cancelled, it is treated as if it vested on the date of cancellation, and any expense not yet recognised for the awards is recognised immediately. This includes any award where non-vesting conditions within the control of either the entity or the employee are not met. However, if a new award is substituted for the cancelled award, and designated as a replacement award on the date that it is granted, the cancelled and new awards are treated as if they were a modification of the original award.

Where the terms of an equity settled award are modified, the minimum expense recognised is the expense as if the terms had not been modified, if the original terms of the award are met. An additional expense is recognised for any modification that increases the total fair value of the share-based payment transaction, or is otherwise beneficial to the employee as measured at the date of modification.

Powerflute Oyj | Annual report and accounts 2014

Financial statements and notes

Notes to the consolidated financial statements continued

2. Accounting policies continued

All cancellations of equity settled transaction awards are treated equally.

The dilutive effect of outstanding options is reflected as additional share dilution in the computation of diluted earnings per share (see Note 10).

j) Financial instruments – initial recognition and subsequent measurement

(i) Financial assets

Initial recognition and measurement

Financial assets within the scope of IAS 39 are classified as financial assets at fair value through profit or loss, loans and receivables, held to maturity investments, available for sale financial assets, or as derivatives designated as hedging instruments in an effective hedge. The Group determines the classification of its financial assets at initial recognition depending upon the purpose for which the financial assets were acquired.

All financial assets are recognised initially at fair value plus, in the case of investments other than at fair value through profit and loss, directly attributable transaction costs. Purchases or sales of financial assets that require delivery of assets within a time frame established by regulation or convention in the marketplace are recognised on the trade date, which is the date that the Group commits to purchase or sell the asset.

The Group’s financial assets include cash and short-term deposits, trade and other receivables, loan and other receivables and derivative financial instruments.

Subsequent measurement

The subsequent measurement of financial assets depends on their classification as follows.

Financial assets at fair value through profit or loss

Financial assets at fair value through profit or loss includes financial assets held for trading and financial assets designated upon initial recognition as at fair value through profit or loss.

Financial assets are classified as held for trading if they are acquired for the purpose of selling or repurchasing in the near term. This category includes derivative financial instruments that are not designated as hedging instruments in hedge relationships as defined by IAS 39. Derivatives, including separated embedded derivatives are also classified as held for trading unless they are designated as effective hedging instruments. Financial assets at fair value through profit and loss are carried in the statement of financial position at fair value with changes in fair value recognised in the income statement.

Changes in fair value of foreign exchange forward contracts are recognised within sales and other expenses and changes in fair value of commodity forward contracts are recognised in other expenses.

The Group has not designated any financial assets upon initial recognition as at fair value through profit or loss.

The Group evaluates its financial assets at fair value through profit and loss (held for trading) to determine whether the intent to sell them in the near term is still appropriate. When the Group is unable to trade these financial assets due to inactive markets and management’s intent to sell them in the foreseeable future significantly changes, the Group may elect to reclassify these financial assets in rare circumstances. The reclassification to loans and receivables, available for sale or held to maturity, depends on the nature of the asset. This evaluation does not affect any financial assets designated at fair value through profit or loss using the fair value option at designation.

Loans and receivables

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. After initial measurement, they are subsequently measured at amortised cost using the effective interest rate (EIR) method, less impairment. Amortised cost is calculated by taking into account any discount or premium on acquisition and fees or costs that are an integral part of the EIR. The EIR amortisation is included in finance income in the income statement. The losses arising from impairment are recognised in the income statement in finance costs.

Available-for-sale financial investments

Available-for-sale financial investments include equity investments. Equity investments classified as available for sale are those that are neither classified as held for trading nor designated at fair value through profit or loss.

After initial measurement, available-for-sale financial investments are subsequently measured at fair value with unrealised gains or losses recognised as other comprehensive income in the available-for-sale reserve until the investment is derecognised, at which time the cumulative gain or loss is recognised in other operating income, or the investment is determined to be impaired, when the cumulative loss is reclassified from the available-for sale reserve to the income statement in finance costs.

Listed investments are measured at the market price at the end of the reporting period. Investments, for which fair values cannot be measured reliably, such as unlisted equities, are reported at cost or at cost less impairment. If the available-for-sale asset is impaired, impairment loss is recognised immediately in profit or loss.

Powerflute Oyj | Annual report and accounts 2014

Financial statements and notes

Notes to the consolidated financial statements continued

2. Accounting policies continued

Derecognition

A financial asset is derecognised when:

•	the rights to receive cash flows from the asset have expired; and

•	the Group has transferred its rights to receive cash flows from the asset or has assumed an obligation to pay the received cash flows in full without material delay to a third party under a pass through arrangement; and either a) the Group has transferred substantially all the risks and rewards of the asset, or b) the Group has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset.

When the Group has transferred its rights to receive cash flows from an asset or has entered into a pass through arrangement, and has neither transferred nor retained substantially all the risks and rewards of the asset nor transferred control of the asset, the asset is recognised to the extent of the Group’s continuing involvement in the asset. In that case, the Group also recognises an associated liability. The transferred asset and the associated liability are measured on a basis that reflects the rights and obligations that the Group has retained.

Continuing involvement that takes the form of a guarantee over the transferred asset is measured at the lower of the original carrying amount of the asset and the maximum amount of consideration that the Group could be required to repay.

(ii) Impairment of financial assets

The Group assesses at each reporting date whether there is any objective evidence that a financial asset or group of financial assets is impaired. A financial asset or group of financial assets is deemed to be impaired if, and only if, there is objective evidence of impairment as a result of one or more events that has occurred after the initial recognition of the asset (an incurred loss event) and that loss event has an impact on the estimated future cash flows of the financial asset or the group of financial assets that can be reliably estimated. If there is objective evidence that an impairment loss has incurred, the amount of the loss is measured as the difference between the asset’s carrying amount and the present value of estimated future cash flows (excluding future expected credit losses that have not yet been incurred). The present value of the estimated future cash flows is discounted at the financial asset’s original effective interest rate and if a loan has a variable interest rate, the discount rate for measuring any impairment loss is the current effective interest rate.

Available for sale financial investments

For available-for-sale financial investments, the Group assesses at each reporting date whether there is objective evidence that an investment or a group of investments is impaired.

In the case of equity investments classified as available-for-sale, objective evidence would include a significant or prolonged decline in the fair value of the investment below its cost. “Significant” is evaluated against the original cost of the investment and “prolonged” against the period in which the fair value has been below its original cost. When there is evidence of impairment, the cumulative loss – measured as the difference between the acquisition cost and the current fair value, less any impairment loss on that investment previously recognised in the income statement – is removed from other comprehensive income and recognised in the income statement. Impairment losses on equity investments are not reversed through profit or loss; increases in their fair value after impairment are recognised directly in other comprehensive income.

(iii) Financial liabilities

Initial recognition and measurement

Finance liabilities within the scope of IAS 39 are classified as financial liabilities at fair value through profit or loss, loans and borrowings, or as derivatives designated as hedging instruments in an effective hedge. The Group determines the classification of its financial liabilities at initial recognition.

All financial liabilities are recognised initially at fair value and in the case of loans and borrowings, include directly attributable transaction costs.

The Group’s financial liabilities include trade payable and other payable, bank overdraft, loans and borrowings, financial guarantee contracts, and derivative financial instruments.

Subsequent measurement

The subsequent measurement of financial liabilities depends on their classification as follows:

Financial liabilities at fair value through profit or loss

Financial liabilities at fair value through profit or loss includes financial liabilities held for trading and financial liabilities designated upon initial recognition as at fair value through profit or loss.

Financial liabilities are classified as held for trading if they are acquired for the purpose of selling in the near term. This category includes derivative financial instruments that are not designated as hedging instruments in hedge relationships as defined by IAS 39.

Gains or losses on liabilities held for trading are recognised in the income statement.

Powerflute Oyj | Annual report and accounts 2014

Financial statements and notes

Notes to the consolidated financial statements continued

2. Accounting policies continued

The Group has not designated any financial liabilities upon initial recognition as at fair value through profit or loss.

Interest bearing loans and borrowings

After initial recognition, interest bearing loans and borrowings are subsequently measured at amortised cost using the effective interest method. Gains and losses are recognised in the income statement when the liabilities are derecognised as well as through the effective interest rate (EIR) method amortisation process. Amortised cost is calculated by taking into account any discount or premium on acquisition and fees or costs that are an integral part of the EIR. The EIR Amortisation is included in finance cost in the income statement.

Interest bearing liabilities are classified as non-current liabilities unless they are due to being settled within 12 months after the reporting date.

Derecognition

A financial liability is derecognised when the obligation under the liability is discharged or cancelled or expires.

Where an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as a derecognition of the original liability and the recognition of a new liability, and the difference in the respective carrying amounts is recognised in the income statement.

(iv) Offsetting of financial instruments

Financial assets and liabilities are offset and the net amount reported in the consolidated statement of financial position if, and only if, there is a currently enforceable legal right to offset the recognised amounts and there is an intention to settle on a net basis, or to realise the assets and settle the liabilities simultaneously.

(v) Fair value of financial instruments

The fair value of financial instruments that are traded in active markets at each reporting date is determined by reference to quoted market prices, without any deduction for transaction costs. For financial instruments not traded in an active market, fair value is determined using appropriate valuation techniques. Such techniques include using recent arm’s length market transactions; reference to the current fair value of another instrument, which is substantially the same; discounted cash flow analysis or other valuation models.

k) Derivative financial instruments and hedging

Initial recognition and subsequent measurement

The Group uses derivative financial instruments such as forward exchange contracts, interest rate swaps and commodity forward contracts to hedge its foreign currency risks, interest rate risks and commodity price risks. Such derivative financial instruments are initially recognised at fair value on the date on which a derivative contract is entered into and are subsequently remeasured at fair value. Derivatives are carried as financial assets when the fair value is positive and as financial liabilities when the fair value is negative.

Any gains or losses arising from changes in fair value on derivatives are taken directly to the income statement, except for the effective portion of cash flow hedges, which is recognised in other comprehensive income.

For the purposes of hedge accounting, hedges are classified as:

•	fair value hedges when hedging the exposure to changes in the fair value of a recognised asset or liability or an unrecognised firm commitment (except for foreign currency risk);

•	cash flow hedges when hedging exposure to variability in cash flows that is either attributable to a particular risk associated with a recognised asset or liability or a highly probable forecast transaction or the foreign currency risk in an unrecognised firm commitment; or

•	hedges of a net investment in a foreign operation.

At the inception of a hedge relationship, the Group formally designates and documents the hedge relationship to which the Group wishes to apply hedge accounting and the risk management objective and strategy for undertaking the hedge. The documentation includes identification of the hedging instrument, the hedged item or transaction, the nature of the risk being hedged and how the effectiveness of the hedging instrument will be assessed. Such hedges are expected to be highly effective in achieving offsetting changes in fair value or cash flows and are assessed on an ongoing basis to determine that they actually have been highly effective throughout the financial reporting periods for which they were designated.

Fair value hedges

The Group did not have any fair value hedges or hedges of net investments at 31 December 2014 and 2013.

Powerflute Oyj | Annual report and accounts 2014

Financial statements and notes

Notes to the consolidated financial statements continued

2. Accounting policies continued

Cash flow hedges

Cash flow hedges which meet the strict criteria for hedge accounting are accounted for as follows:

•	The effective portion of the gain or loss on the hedging instrument is recognised directly as other comprehensive income in the cash flow hedge reserve, while any ineffective portion is recognised immediately in the income statement.

•	Amounts recognised as other comprehensive income are transferred to the income statement when the hedged transaction affects profit or loss, such as when the hedged financial income or financial expense is recognised or when a forecast sale occurs.

•	If the forecast transaction or firm commitment is no longer expected to occur, the cumulative gain or loss previously recognised in other comprehensive income are transferred to the income statement. If the hedging instrument expires or is sold, terminated or exercised without replacement or rollover, or if the requirements of hedge accounting are no longer achieved, any cumulative gain or loss previously recognised in other comprehensive income remains in other comprehensive income until the forecast transaction or firm commitment affects profit or loss.

The Group uses currency forward contracts as hedges of its exposure to foreign currency risk in forecasted transactions and firm commitments, but does not apply hedge accounting. The Group uses commodity forward contracts as hedges of its exposure to commodity price risk. Refer to Note 13 for more details.

Current versus non-current classification

Derivative instruments that are not designated and effective hedging instruments are classified as current or non-current and separated into a current or non-current portion based on an assessment of the facts and circumstances.

•	Where the Group does not apply hedge accounting and will hold a derivative as an economic hedge for a period beyond 12 months after the reporting date, the derivative is classified as non-current consistent with the classification of the underlying item.

•	Derivative instruments that are designated as, and are effective hedging instruments, are classified consistent with the classification of the underlying hedged item. The derivative instrument is separated into a current portion and non-current portion only if reliable allocation can be made.

l) Property, plant and equipment

Property, plant and equipment is stated at cost, less accumulated depreciation and accumulated impairment losses, if any. Such cost includes the cost of replacing part of the plant and equipment when that cost is incurred, if the recognition criteria are met. When significant parts of property, plant and equipment are replaced, related costs are recognised as assets with specific useful lives and depreciation, respectively. All other repair and maintenance costs are expensed as incurred. The present value of the expected cost for the decommissioning of the asset after its use is included in the cost of the respective asset if the recognition criteria for provision are met.

Depreciation is calculated on a straight line basis over the useful life of the assets. Land and water areas are not depreciated as they are deemed to have indefinite life, but otherwise depreciation is based on the following expected useful lives:

Plant and equipment	2–20 years
Buildings	10–50 years
Other capitalised expenses	5–20 years

An item of property, plant and equipment is derecognised upon disposal or when no future economic benefits are expected from its use or disposal. Gains or losses arising from derecognition of an asset are measured as the difference between the net disposal proceeds and the carrying amount of the asset and are recognised in the income statement when the asset is derecognised.

The residual values, useful lives and methods of depreciation or property, plant and equipment are reviewed and adjusted prospectively, if appropriate, at each financial year end.

m) Leases

The determination of whether an arrangement is, or contains, a lease is based on the substance of the arrangement at inception date of whether the fulfilment of the arrangement is dependent on the use of a specific asset or assets or the arrangement conveys a right to use the asset.

Finance leases, which transfer to the Group substantially all the risks and benefits incidental to ownership of the leased item, are capitalised at the inception of the lease at the fair value of the leased item or, if lower, the present value of the minimum lease payments. Lease payments are apportioned between finance charges and reduction of the lease liability so as to achieve a constant rate of interest on the remaining balance of the liability. Finance charges are reflected in the income statement.

Capitalised leased assets are depreciated over the useful life of the asset. However, if there is no reasonable certainty that the Group will obtain ownership by the end of the lease term, the asset is depreciated over the shorter of the estimated useful life of the asset and the lease term.

Operating lease payments are recognised as an expense in the income statement on a straight line basis over the lease term.

Powerflute Oyj | Annual report and accounts 2014

Financial statements and notes

Notes to the consolidated financial statements continued

2. Accounting policies continued

n) Borrowing costs

Borrowing costs directly attributable to the acquisition, construction or production of an asset that necessarily takes a substantial period of time to get ready for its intended use or sale are capitalised as part of the cost of the respective assets. The Group did not have any such assets at 31 December 2014 and 2013 and no borrowing costs were capitalised.

All other borrowing costs are expensed in the period they occur. Borrowing costs consist of interest and other costs that an entity incurs in connection with the borrowing of funds.

o) Intangible assets

Intangible assets acquired separately are measured on initial recognition at cost. The cost of intangible assets acquired in a business combination is fair value as at the date of acquisition.

Following initial recognition, intangible assets are carried at cost less any accumulated amortisation and any accumulated impairment losses. Internally generated intangible assets are not capitalised and expenditure is reflected in the income statement in the year in which the expenditure is incurred.

The useful lives of intangible assets are assessed to be either finite or indefinite.

Intangible assets with finite lives are amortised over the useful economic life and assessed for impairment whenever there is an indication that the intangible asset may be impaired. The amortisation period and the amortisation method for an intangible asset with a finite useful life are reviewed at least at each financial year end. Changes in the expected useful life or the expected pattern of consumption of future economic benefits embodied in the asset is accounted for by changing the amortisation period or method, as appropriate, and treated as changes in accounting estimates. The amortisation expense on intangible assets with finite lives is recognised in the income statement in the expense category consistent with the function of the intangible asset.

The straight line amortisation of intangible assets with finite lives is based on the following estimates of useful life:

Customer contracts	5–10 years
Trademarks	5–20 years
IT software	1–5 years
Patents and licences	5–10 years
Other intangible assets	5–10 years

Intangible assets with indefinite useful lives are not amortised but are tested for impairment annually, either individually or at the cash generating unit level. The assessment of indefinite life is reviewed annually to determine whether the indefinite life continues to be supportable. If not, the change in useful life from indefinite to finite is made on a prospective basis.

Gains or losses arising from derecognition of an intangible asset are measured as the difference between the net disposal proceeds and the carrying amount of the asset and are recognised in the income statement when the asset is derecognised.

Research and development costs

Research and development costs are expensed as incurred. The Group has no development project expenditures that should be recognised as an intangible asset.

p) Inventories

Inventories are valued at the lower of cost or net realisable value.

Costs incurred in bringing each product to its present location and condition are accounted for as follows:

•	Raw materials: purchase cost on a first in, first out basis.

•	Finished goods: cost of direct materials and labour and a proportion of work in progress manufacturing overheads based on normal operating capacity but excluding borrowing costs.

Net realisable value is the estimated selling price in the ordinary course of business, less estimated costs of completion and the estimated costs necessary to make the sale.

Powerflute Oyj | Annual report and accounts 2014

Financial statements and notes

Notes to the consolidated financial statements continued

2. Accounting policies continued

q) Impairment of non-financial assets

The Group assesses at each reporting date whether there is an indication that an asset may be impaired. If any such indication exists, or when annual impairment testing for an asset is required, the Group estimates the asset’s recoverable amount. An asset’s recoverable amount is the higher of an asset’s or cash generating unit’s (CGU) fair value less costs to sell and its value in use and is determined for an individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets. Where the carrying amount of an asset or CGU exceeds its recoverable amount, the asset is considered impaired and is written down to its recoverable amount.

In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessment of the time value of money and the risks specified to the asset.

Impairment losses of continuing operations, including impairment on inventories, are recognised in the income statement in expense categories consistent with the function of the impaired asset, except for property which has been previously revalued where the revaluation was taken to other comprehensive income. In this case, the impairment is also recognised in other comprehensive income up to the amount of any previous revaluation.

For assets excluding goodwill, an assessment is made at each reporting date as to whether there is any indication that previously recognised impairment losses may no longer exist or may have decreased. If such indication exists, the Group makes an estimate of the asset’s or CGU’s recoverable amount. A previously recognised impairment loss is reversed only if there has been a change in the assumptions used to determine the asset’s recoverable amount since the last impairment loss was recognised. The carrying amount after reversal cannot exceed the recoverable amount nor the carrying amount that would have been determined, net of depreciation, had no impairment loss been recognised for the asset in prior years. Such reversal is recognised in the income statement.

The following criteria are also applied in assessing impairment of specific assets:

Goodwill

Goodwill is tested for impairment annually as at 31 December and when circumstances indicate that the carrying value may be impaired.

Impairment is determined for goodwill by assessing the recoverable amount of each CGU to which the goodwill relates. Where the recoverable amount of the CGU is less than their carrying amount an impairment loss is recognised. Impairment loss relating to goodwill cannot be reversed in future periods.

r) Cash and short-term deposits

Cash and short-term deposits in the statement of financial position comprise cash at banks and on hand and short-term deposits with an original maturity of three months or less.

For the purpose of the consolidated statement of cash flows, cash and cash equivalents consist of cash and short-term deposits as defined above, net of outstanding bank overdrafts.

s) Provisions

General

Provisions are recognised when the Group has a present legal or constructive obligation as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. When the Group expects some or all of a provision to be reimbursed, for example under an insurance contract, the reimbursement is recognised as a separate asset but only when the reimbursement is virtually certain. The expense relating to any provision is presented in the income statement net of any reimbursement. If the effect of time value of money is material, provisions are discounted using a current pre-tax rate that reflects the risks specific to the liability. Where discounting is used, the increase in the provision due to the passage of time is recognised as a finance cost.

Carbon dioxide emissions

The Group receives free carbon dioxide emission allowances as a result of the European Emission Trading Scheme. The allowances are granted on an annual basis and, in return, the Group is required to remit allowances equal to its actual emissions. The Group has adopted a net liability approach to the allowances granted. Therefore, a provision is only recognised when actual emissions exceed the emission allowances granted and still held. Where emission allowances are purchased from other parties, they are recorded at cost and treated as a reimbursement right.

Powerflute Oyj | Annual report and accounts 2014

Financial statements and notes

Notes to the consolidated financial statements continued

3. Significant accounting judgements, estimates and assumptions

The preparation of the Group’s consolidated financial statements requires management to make judgements, estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities, and the disclosure of contingent liabilities, at the reporting date. However, uncertainty about these assumptions and estimates could result in outcomes that could require a material adjustment to the carrying amount of the asset or liability affected in the future.

Key assumptions concerning the future and other key sources of estimation uncertainty at the reporting date, where a different opinion could result in a material adjustment to the carrying amounts of assets and liabilities within the next financial year, are discussed below.

Impairment of non-financial assets

Impairment exists when the carrying value of an asset or cash generating unit exceeds its recoverable amount, which is the higher of its fair value less costs to sell and its value in use. The fair value less costs to sell calculation is based on available data from binding sales transactions in an arm’s length transaction of similar assets or observable market prices less incremental costs for disposing of the asset. The value in use calculation is based on a discounted cash flow model. The cash flows are derived from the budget for the next five years and do not include restructuring activities that the Group is not yet committed to or significant future investments that will enhance the asset’s performance of the CGU being tested. The recoverable amount is most sensitive to the discount rate used for the discounted cash flow model as well as the expected future cash inflows and the growth rate used for extrapolation purposes.

Share-based payment transactions

The Group measures the cost of equity settled transactions with employees by reference to the fair value of the equity instruments at the date at which they are granted. Estimating fair value for share-based payment transactions requires determining the most appropriate valuation model, which is dependent on the terms and conditions of the grant. This estimate also requires determining the most appropriate inputs to the valuation model, including the expected life of the option, volatility and dividend yield and making assumptions about them. The assumptions and models used are disclosed in Note 22.

Taxes

Taxation of gains arising on disposal of shares

During the year ended 31 December 2011, the Group sold a portion of its shareholding in Harvestia and sold its entire interest in the Graphic Papers businesses, realising a profit on both disposals. In preparing its financial statements for the year ended 31 December 2014 and 2013, the Group has assumed that the resulting gains are exempt from corporate taxes under the substantial shareholder exemptions available to industrial companies in Finland.

During the year ended 31 December 2012, the Group was informed by the Tax Administration division of Vero, the Finnish taxation authority, that it is considered to be a venture capital company and not eligible to take advantage of the substantial shareholder exemptions. The Tax Administration considered that the gains arising on the share disposals should be subject to tax and confirmed assessments for the year ended 31 December 2011 including €3,571,000 of taxes relating to the share transactions.

Following a detailed review of the facts and circumstances by the Group’s advisers, including consideration of current tax regulations and official guidance on their implementation, recent case history and the treatment of other tax payers in similar circumstances, the Group considered that it had strong and defensible arguments against the decision of the Tax Administration and during the year ended 31 December 2013 filed an appeal against the decision with the Assessment Adjustment Board (AAB) of Vero.

In December 2013, the Group’s appeal against the original tax assessments was upheld by the AAB. The AAB determined that the Group was not a venture capital company and overturned the original tax assessments and returned the matter to the Tax Administration for reconsideration. In March 2014, the Group received notification that the Tax Administration has filed a further appeal with the Administrative Court in Helsinki against the decision of the AAB to overturn the original assessments.

While the taxes have been paid to avoid the risk of interest and other penalties, the financial statements for the 12 months ended 31 December 2014 continue to be prepared on the basis that the Group is an industrial company and that the gains arising on the disposals will be exempt from corporate taxes. The taxes originally assessed by the Tax Administration and paid by the Group have not been recognised in the income statement, but have been recorded as a current financial asset in the balance sheet. Full provision has been made against the estimated future costs of the handling the dispute within the results of discontinued operations.

In the event that the Group does not prevail in its appeal against the original tax assessment, then additional taxes of €3,571,000 would have to be recognised within the results of discontinued operations. There would be no impact on the net cash position of the Group, or on the results from continuing operations.

In view of this, the financial statements for the 12 months ended 31 December 2014 continue to be prepared on the basis that the Group is an industrial company and that the gains arising on the disposals will be exempt from corporate taxes.

Powerflute Oyj | Annual report and accounts 2014

Financial statements and notes

Notes to the consolidated financial statements continued

4. Standards issued but not yet effective

Standards issued but not yet effective up to the date of issuance of the Group’s financial statements are listed below. The Group intends to adopt these standards, if applicable, when they become effective.

IFRS 9 Financial Instruments

IFRS 14 Regulatory Deferral Accounts

Amendments to IAS 19 Defined Benefit Plans: Employee Contributions

Annual improvements 2010–2012 Cycle

IFRS 15 Revenue from Contracts with Customers

Amendments to IFRS 11 Joint Arrangements: Accounting for Acquisitions of Interests

Amendments to IAS 16 and IAS 38: Clarification of Acceptable Methods of Depreciation and Amortisation

Amendments to IAS 16 and IAS 41 Agriculture: Bearer Plants

Amendments to IAS 27: Equity Method in Separate Financial Statements

The standards issued but not yet effective and their interpretations are not expected to have any impact on the Group’s financial statements.

5. Business combinations and acquisition of non-controlling interests

On 1 December 2014, the Group completed the acquisition of 100% of the Corenso group of companies. Corenso is a leading international producer of coreboard and cores with operations throughout Europe, in the USA and in China. Further details of the legal entities acquired or established in connection with this acquisition can be found in Note 24.

The purchase price agreed with the vendor was based on a cash free debt free enterprise valuation of €90.0 million, which was to be subject to various adjustments including adjustments to reflect the presence of minority interests in certain of the acquired businesses, normalisation of net working capital to an agreed target amount and adjustments to reflect the presence of net debt or net cash at the time of acquisition. The initial cash consideration to be paid at completion was based on estimates of the above, which remained subject to further adjustment following preparation of closing accounts and completion of a customary closing and adjustments process.

The initial cash consideration paid by the Group on 1 December 2014 was €102.3 million. Following completion of the closing accounts and preparation and agreement of the closing and adjustments statement, the purchase consideration was reduced to €101.6 million and on 18 March 2015, the Group entered into a final agreement with the vendor for the return of €0.7 million of the initial cash consideration.

The financial statements for the year ended 31 December 2014 have been prepared on the basis of the final agreed purchase price of €101.7 million and the refund of initial cash consideration due of €0.7 million has been recorded as an amount receivable from the vendor. The Group has elected to measure the non-controlling interests in the acquired businesses at fair value.

Assets acquired and liabilities assumed

The fair values of the identifiable assets and liabilities of Corenso group as at the date of acquisition were:

Fair value recognised on acquisition €000
Assets
Property, plant and equipment (Note 11)	58,200
Cash and cash equivalents	29,261
Trade and other current receivables	32,849
Inventories	18,745
Intangible assets (Note 12)	6,900
Deferred tax assets	500

146,455

Liabilities
Trade payables	(15,725)
Other current liabilities	(12,262)
Deferred tax liability (Note 9)	(5,584)
Provisions (Note 20)	(1,482)
Other non-current liabilities	(239)

(35,292)

Total identifiable net assets at fair value	111,163
Non-controlling interests measured at fair value	(8,142)
Gain arising on acquisition	(1,433)

Purchase consideration transferred	101,588

Powerflute Oyj | Annual report and accounts 2014

Financial statements and notes

Notes to the consolidated financial statements continued

5. Business combinations and acquisition of non-controlling interests continued

The fair value of the trade and other current receivables amounts to €29,649,000. None of the trade receivables have been impaired and it is expected that the full contractual amounts can be collected.

Provisions comprises post-employment pension provisions and reorganisation provisions (Note 20). Prior to completion of the acquisition, Corenso had commenced implementation of a number of restructuring plans and the restructuring provision recognised was a present obligation that had arisen immediately prior to the business combination. The execution of the restructuring plan was not conditional upon Corenso being acquired by the Group.

The deferred tax liability mainly comprises the tax effect of the accelerated depreciation for tax purposes of tangible and intangible assets.

The excess of the fair value of identifiable assets, liabilities and contingent liabilities acquired, after deduction of non-controlling interest measured at fair value, over the purchase consideration transferred has been recognised as a gain arising on acquisition and reported within operating profit for the year. The gain on acquisition arises principally as a result of the valuation at fair value attributed to the supply agreement entered into between Corenso and the vendor, under which Corenso will continue to supply not less than 95% of the vendor’s core requirements for a period of five years.

The fair value of the non-controlling interests in Hangzhou Corenso Hualun Paper Core Co. Ltd and Corenso Tolosana S.A., both unlisted companies, is based on the agreed deduction of €8,142,000 from the purchase price to reflect the presence of minorities and the possible future obligations of the Group to pay dividends to or otherwise distribute reserves to these minorities.

From the date of acquisition, Corenso contributed €15,774,000 of revenue and €1,864,000 to profit before taxation from continuing operations of the Group. If the combination had taken place at the beginning of the year, revenue from continuing operations would have been €330,396,000, EBITDA excluding non-recurring items would have been €39,502,000, profit before taxation from continuing operations excluding non-recurring items would have been €22,600,000 and profit before taxation for the Group would have been €17,837,000.

Purchase consideration

€000
Initial purchase price paid in cash at completion	102,293
Adjustment to initial purchase price	(705)

Purchase consideration	101,588

The adjustment to the initial purchase price was agreed following completion of the closing and adjustment process and was confirmed in a post-closing agreement made between the parties on 18 March 2015. The amount of the adjustment has been included as a receivable in the balance sheet at 31 December 2014.

Analysis of cash flows on acquisition

€000
Purchase consideration transferred	102,293
Net cash acquired included in cash flows from investing activities	(29,261)

Net cash outflow included in cash flows from investing activities	73,032
Transaction costs included in cash flow from operating activities:
Year ended 31 December 2013	1,209
Year ended 31 December 2014	6,196
Transaction costs included in cash flows from financing activities	3,489

Net cash outflow on acquisition	83,926

Transactions costs of €6,196,000 have been expensed in the year ended 31 December 2014 and are included in administrative expenses. Transaction costs of €1,209,000 relating to the acquisition had already been expensed during the year ended 31 December 2013.

Expenses of €3,489,000 relating to the new borrowing facilities of €120 million required to finance the purchase consideration are included within cash flows from financing expenses in interest and similar costs paid. The expenses have been capitalised in interest bearing loans and borrowings and will be amortised over the remaining life of the facilities. The amount included within finance expenses in the income statement for the year ended 31 December 2014 was €205,000 (2013: nil).

The Group did not make any acquisitions during the year ended 31 December 2013.

Powerflute Oyj | Annual report and accounts 2014

Financial statements and notes

Notes to the consolidated financial statements continued

6. Investment in a joint venture or an associate

The Group has a 47.4% interest in Harvestia Oy (“Harvestia”), a wood procurement company incorporated and domiciled in Helsinki, Finland. Harvestia is a private limited company that is not listed on any public exchange.

Through its acquisition of Corenso, the Group has acquired a 25% interest in Mandriladora Alpesa S.L. (“Alpesa”), a manufacturer of cardboard cores, mandrels and tubes incorporated and domiciled in Valencia, Spain. Alpesa is a private limited company that is not listed on any public exchange.

Prior year information

On 15 February 2013, one of the founding management shareholders of Harvestia left the company and under the terms of his departure surrendered shares in the company previously held by him representing 5% of the total issued share capital. These shares were subsequently cancelled and as a result of this change, the Group’s effective interest in Harvestia increased from 45.0% to 47.4%.

Harvestia

Harvestia is accounted for using the equity method in the consolidated financial statements. Summarised financial information of the joint venture at 31 December 2014 and reconciliation with the carrying amount of the investment in the consolidated financial statements are set out below:

	2014 €000	2013 €000
Current assets	30,921	49,700
Non-current assets	182	242

	31,103	49,942
Liabilities	(25,097)	(43,166)

Equity	6,005	6,776

Proportion of the Group’s ownership	47.4%	47.4%
Group’s share of equity	2,852	3,219
Additional share of invested non-restricted shareholder’s equity	225	225

Total share of net assets	3,077	3,444

Carrying amount of the Harvestia	3,305	3,672

Carrying amount of other investments	3	—

Total investment in an associate or joint venture	3,308	3,672

Summarised statement of profit or loss of Harvestia:

	2014 €000	2013 €000
Revenue	198,478	227,161
Other operating income	384	415
Cost of sales	(193,733)	(219,650)
Administrative expenses	(5,435)	(7,187)
Finance costs	(403)	(410)

Profit/(loss) before tax	(709)	329
Income tax	(2)	(85)

Profit/(loss) for the period	(711)	244

Group’s share of profit/(loss) for the year	(318)	109

The Group has unrecognised purchasing obligations towards Harvestia under contracts for wood procurement and Harvestia itself has related obligations towards third parties. The Group’s share of the contingent liabilities of the joint venture amounted to €6,545,000 at 31 December 2014 (2013: €6,803,000).

Powerflute Oyj | Annual report and accounts 2014

Financial statements and notes

Notes to the consolidated financial statements continued

7. Material partly-owned subsidiaries

Financial information for subsidiaries that are considered to be material to the Group and which have material non-controlling interests is provided below.

Proportion of equity interest held by non-controlling interests:

Name	Country of incorporation and operation	2014 €000	2013 €000
Hangzhou Corenso Hualun Paper Core Co. Ltd	China	49.0%	—
Corenso Tolosana S.A.	Spain	22.7%	—

		2014 €000	2013 €000
Accumulated balances of material non-controlling interest:
Hangzhou Corenso Hualun Paper Core Co. Ltd		7,963	—
Corenso Tolosana S.A.		416	—
Profit allocated to material non-controlling interest:
Hangzhou Corenso Hualun Paper Core Co. Ltd		119	—
Corenso Tolosana S.A.		—	—

The summarised financial information of these subsidiaries is provided below. This information is based on amounts before inter-company eliminations.

Summarised statement of profit or loss for December 2014:

	Corenso Hualun €000	Corenso Tolosana €000
Revenue	1,541	699
Cost of sales	(810)	(509)
Administrative expenses	(448)	(193)
Finance costs	68	—

Profit/(loss) before tax	351	(3)
Taxation	(107)	1

Profit/(loss) for the period from continuing operations	244	(2)

Total comprehensive income	244	(2)

Attributable to non-controlling interests	119	—
Dividend paid to non-controlling interests	—	—

Summarised statement of financial position as at 31 December 2014, presented without purchase price allocations:

	Corenso Hualun €000	Corenso Tolosana €000
Inventories and cash and bank balances (current)	15,120	2,228
Property, plant and equipment and other financial assets (non-current)	5,143	226
Trade and other payables (current)	(4,012)	(558)
Interest bearing loans and borrowings and deferred tax liabilities (non-current)	—	(62)

Total equity	16,251	1,834

Attributable to:
Equity holders of the parent	8,288	1,418
Non-controlling interests	7,963	416

Summarised statement of cash flow information for the year ended 31 December 2014:

	Corenso Hualun €000	Corenso Tolosana €000
Operating	274	(36)
Investing	—	3
Financing	(34)	—

Net increase/(decrease) in cash and cash equivalents	240	(33)

Powerflute Oyj | Annual report and accounts 2014

Financial statements and notes

Notes to the consolidated financial statements continued

8. Operating segment information

For management purposes, the Group is organised into business units based upon the products and services which it supplies.

Reportable operating segments

The Group currently has two reportable operating segments:

•	Packaging Papers, which is involved in the production and sale of Nordic semi-chemical fluting for use in premium-grade corrugated-box applications and operates a fluting mill in Kuopio, Finland.

•	Coreboard and Cores, which is involved in the manufacture of high performance coreboard and cores, with coreboard mills in the Europe and the United States and a network of core producing facilities in Europe, the United States and China.

No operating segments have been aggregated to form the above reportable operating segments.

Until the acquisition of Corenso group in December 2014, the Group had only one reportable operating segment within continuing operations.

The Group’s share of the profit or loss of Harvestia is reported within the Packaging Papers segment. The Group’s share of the profit or loss of Alpesa and of all other joint ventures and associates is reported within the Coreboard and Cores segment.

The costs of central functions, including the costs of corporate and other central services, are allocated to the reportable operating segments using cost allocation methodologies appropriate to each category of expense and consistent with the methods used in management reporting.

Management monitors the operating results of business units separately for the purpose of making decisions about resource allocation and performance assessment. The principal measure used to monitor and evaluate segmental performance is earnings before interest, tax, depreciation and amortisation (“EBITDA”). The measurement basis for Segment EBITDA excludes the effects of non-recurring or exceptional income or expenditure from the results of the operating segments. It also excludes the effects of equity-settled share-based payments and unrealised gains or losses on financial instruments. Interest income and expenditure are not allocated to operating segments.

Transfer prices between operating segments are on an arm’s-length basis in a manner similar to transactions with third parties.

Adjustments, eliminations and unallocated items

Inter-segment revenues are eliminated on consolidation and are not shown as adjustments or eliminations. There were no revenues arising from intra-segment trading activities during the year ended 31 December 2014 that require adjustment or elimination (2013: nil).

Segment operating profit does not include acquisition-related expenses or income, or finance income and finance costs, which are reported separately within Not Allocated.

Other disclosures

Capital expenditure consists of additions of property, plant and equipment, intangible assets and investment properties but does not include additions arising directly from business combinations.

Powerflute Oyj | Annual report and accounts 2014

Financial statements and notes

Notes to the consolidated financial statements continued

8. Operating segment information continued

At 31 December 2014	Packaging Papers €000	Coreboard and Cores €000	Not Allocated €000	Total €000
Revenue
Third party	134,361	15,774	—	150,135
Inter-segment	—	—	—	—

Total revenue	134,361	15,774	—	150,135

Results
Segment EBITDA profit	19,774	2,206	—	21,980
Unrealised gains/(losses) on financial instruments	(739)	—	—	(739)
Expenses of share-based payment schemes	(322)	—	—	(322)

EBITDA from operating activities	18,713	2,206	—	20,919
Gain on acquisition	—	—	1,433	1,433
Advisory costs related to evaluation of acquisition opportunities	—	—	(6,196)	(6,196)

EBITDA	18,713	2,206	(4,763)	16,156
Depreciation and amortisation	(5,706)	(342)	—	(6,048)

Operating profit	13,007	1,864	(4,763)	10,108
Finance income			160	160
Finance expenses			(1,700)	(1,700)

Profit/(loss) before taxation	13,007	1,864	(6,303)	8,568

Total assets	113,024	151,073	—	264,097
Total liabilities	(43,194)	(142,785)	—	(185,979)
Other disclosures
Investment in an associate	3,308	—	—	3,308
Capital expenditure	5,396	1,112	—	6,508

At 31 December 2013	Packaging Papers €000	Coreboard and Cores €000	Not Allocated €000	Total €000
Revenue
Third party	129,367	—	—	129,367
Inter-segment	—	—	—	—

Total revenue	129,367	—	—	129,367

Results
Segment EBITDA profit	17,633	—	—	17,633
Unrealised gains/(losses) on financial instruments	129	—	—	129
Expenses of share-based payment schemes	(372)	—	—	(372)

EBITDA from operating activities	17,390	—	—	17,390
Gain on acquisition	—	—	—	—
Advisory costs related to evaluation of acquisition opportunities	—	—	(1,209)	(1,209)

EBITDA	17,390	—	(1,209)	16,181
Depreciation and amortisation	(5,240)	—	—	(5,240)

Operating profit	12,150	—	(1,209)	10,941
Finance income			284	284
Finance expenses			(1,176)	(1,176)

Profit/(loss) before taxation	12,150	—	(2,101)	10,049

Total assets	122,878	—	—	122,878
Total liabilities	(59,603)	—	—	(59,603)
Other disclosures
Investment in an associate	3,672	—	—	3,672
Capital expenditure	7,215	—	—	7,215

Powerflute Oyj | Annual report and accounts 2014

Financial statements and notes

Notes to the consolidated financial statements continued

8. Operating segment information continued

Geographical information

	2014 €000	2013 €000
Revenues from external customers:
Finland	6,432	4,135
Other countries in the EU	61,729	49,978
Other countries in Europe	17,989	15,542

	86,150	69,655
Other countries	63,985	59,712

Total revenues from external customers	150,135	129,367

Assets:
Finland	151,886	122,878
Other countries in the EU	52,059	—
Other countries in Europe	2,150	—

	206,095	122,878
Other countries	58,002	—

	264,097	122,878

Capital expenditure:
Finland	5,547	7,215
Other countries in the EU	357	—
Other countries in Europe	31	—

	5,935	7,215
Other countries	573	—

	6,508	7,215

Management considers the principal geographic segments based on customer location to be Finland, other countries in the EU, other countries in Europe and the rest of the world.

In the year ended 31 December 2014, the Group had two customers who each individually represented more than 10% of its revenues from continuing operations. Together, these customers accounted for revenues of €42,727,000 for the Packaging Papers segment, all of which was reported within revenues from “Other countries in the EU”.

In the year ended 31 December 2013, the Group had three customers who each individually represented more than 10% of its revenues from continuing operations. Together, these customers accounted for revenues of €54,865,000 for the Packaging Papers segment, of which €39,412,000 was reported within revenues from “Other countries in the EU” and €15,453,000 was reported within revenues from “Other countries”.

9. Other income, expenses and adjustments

9.1 Other operating income

	2014 €000	2013 €000
Government grants	36	2
Insurance compensation	73	60
Rental income	30	24
Net gain on disposal of property, plant and equipment	45	71
Other	79	237

	263	394

9.2 Employee benefits expense

	2014 €000	2013 €000
Wages and salaries	17,896	14,572
Pension and other post-employment benefits	2,672	2,245
Social security costs	1,196	830
Expense of share-based payment schemes	322	372

	22,086	18,019

The average total number of employees during the year was 285 (2013: 204). The total number of employees at 31 December 2014 was 1,120 (2013: 200).

Powerflute Oyj | Annual report and accounts 2014

Financial statements and notes

Notes to the consolidated financial statements continued

9. Other income, expenses and adjustments continued

9.3 Other operating expenses

	2014 €000	2013 €000
Freight, distribution and other sales expenses	24,287	24,342
Other operating and administrative expenses	15,067	7,490

	39,354	31,832

9.4 Research and development costs

Research and development costs recognised as an expense in the income statement during the financial year amount to €41,000 (2013: €140,000).

9.5 Finance income

	2014 €000	2013 €000
Interest income on other loans and receivables	21	—
Interest income on short-term bank deposits	139	284

	160	284

9.6 Finance expenses

	2014 €000	2013 €000
Interest expense:
Bank loans and other borrowings	1,225	952
Interest on overdrafts and other financial cost	94	116
Finance leases	9	18

	1,328	1,086
Other finance expenses	372	89

	1,700	1,176

9.7 Components of other comprehensive income

	2014 €000	2013 €000
Cash flow hedges net of tax:
Gains/(losses) arising during the year	636	211
Reclassification adjustment for gains/(losses) included in the income statement	(392)	(633)
Pensions	—	—

	244	(422)

Powerflute Oyj | Annual report and accounts 2014

Financial statements and notes

Notes to the consolidated financial statements continued

10. Income tax

Consolidated income statement

The major components of income tax for the years ended 31 December 2014 and 2013 are:

	2014 €000	2013 €000
Consolidated income statement
Current income tax expense/(income)	1,503	2,224
Deferred tax expense/(income)	806	(261)

	2,309	1,963

Consolidated statement of other comprehensive income
Deferred tax related to items charged or credited directly to equity during the year:
Net gain/(loss) on revaluation of cash flow hedges	(53)	105
Remeasurement gains (losses) on defined benefit plans	14	—

	(39)	105

A reconciliation between the tax expense/(income) and the product of accounting profit multiplied by the domestic tax rate in Finland of 20.0% for the year ended 31 December 2014 (2013: 24.5%) is as follows:

	2014 €000	2013 €000
Profit/(loss) before tax from continuing operations	8,568	10,049
Profit/(loss) before tax from discontinued operations	—	—

Accounting profit/(loss) before income tax	8,568	10,049

Taxation at domestic income tax rate of 20.0% (2013: 24.5%)	1,714	2,462
Effect of foreign tax rates	129	24
Gain on acquisition	(287)	—
Expenses not deductible for tax purposes	658	251
Change in deferred tax rate	—	(847)
Adjustments in respect of current income tax of previous years	(167)
Other	262	73

Taxation at effective income tax rate of 26.9% (2013: 19.5%)	2,309	1,963

Income tax expense reported in the consolidated income statement	2,309	1,963
Income tax attributable to discontinued operations	—	—

In calculating income tax and deferred tax for the years ended 31 December 2014 and 2013, the Group has assumed that it is able to take advantage of participation or substantial shareholder exemptions and that gains arising on share disposals will be exempt from corporate taxes. For further details see Note 3.

Deferred tax

Deferred tax in the income statement relates to the following:

	2014 €000	2013 €000
Deferred tax liabilities
Revaluation of assets to fair value on acquisition	208	(452)
Accelerated depreciation for tax purposes	(584)	184
Transaction costs capitalised	(627)	50
Deferred tax assets
Revaluation of assets to fair value on acquisition	(10)	—
Share of profits (losses) of a joint venture	78	—
Losses available for offset against future profits	123	—
Deferred revenue	2	(23)
Post-employment pension benefits	(5)	10
Finance leases	2	(4)
Revaluation of forward contracts to fair value	7	(4)
Other	—	(22)

Deferred tax expense/(income)	(806)	(261)

Included in continuing operations	(806)	(261)
Included in discontinued operations	—	—

The change in the deferred tax liability recognised in other comprehensive income is a charge of €39,000 (2013: income of €105,000) which arises from the revaluation of forward contracts to fair value and remeasurement on defined benefit plans. The change in net deferred tax liabilities was an increase of €5,667,000 (2013: decrease of €352,000).

Powerflute Oyj | Annual report and accounts 2014

Financial statements and notes

Notes to the consolidated financial statements continued

10. Income tax continued

Deferred tax in the statement of financial position at 31 December relates to the following:

	2014 €000	2013 €000
Deferred tax liabilities
Revaluation of assets to fair value on acquisition	5,316	1,024
Accelerated depreciation for tax purposes	8,286	2,895
Undistributed reserves	600	—
Transaction costs capitalised	677	50
Other	(50)	—

	14,829	3,969

Deferred tax assets
Deferred depreciation for tax purposes	198	—
Losses available for offset against future profits	3,257	—
Share of profit (losses) of a joint venture	82	4
Deferred revenue	25	23
Provisions and post-employment pension benefits	128	63
Finance leases	6	4
Revaluation of forward contracts to fair value	94	159
Other	1,656	—

	5,446	253

Deferred tax liabilities, net	9,383	3,716

Reflected in the statement of financial position as follows:
Deferred tax assets	602	—
Deferred tax liabilities	9,985	3,716

Deferred tax liabilities, net	9,383	3,716

The Group has unutilised tax losses of €16,318,000 (2013: nil), which arose in connection with the activities of Corenso in the US. Although these tax losses remain potentially available for use by the Group until at least 2028, there can be no certainty that they will remain available to the Group or can be used to offset taxable profits in the future either in the businesses where they arose or elsewhere. The Group has only recognised deferred tax assets of €3,141,000 in respect of these losses to the extent that they are offset by deferred tax liabilities.

11. Earnings per share

Basic earnings per share amounts are calculated by dividing net profit for the year attributable to ordinary equity holders of the Parent by the weighted average number of ordinary shares outstanding during the year.

Diluted earnings per share amounts are calculated by dividing the net profit for the year attributable to ordinary equity holders of the Parent by the weighted average number of ordinary shares outstanding during the year plus the weighted average number of ordinary shares that would be issued on conversion of all the dilutive potential ordinary shares into ordinary shares.

The following reflects the income and share data used in the basic and diluted earnings per share computations:

	2014 €000	2013 €000
Net profit attributable to ordinary equity holders of the Parent	6,140	8,086

	Thousands	Thousands
Weighted average number of shares for Basic Earnings per Share	284,118	284,118
Effect of dilution:
Share options	12,247	9,001

Weighted average number of ordinary shares adjusted for dilution	296,365	293,119

The weighted average number of shares takes into account the weighted average effect of changes in treasury share transactions during the period.

Authority to repurchase of shares

On 29 April 2014, the Annual General Meeting granted authority to the Board of Directors to decide on the repurchase of up to 28,000,000 of the company’s shares pursuant to Chapter 15, Section 5(2) of the Finnish Companies Act by using funds in the company’s unrestricted equity. The proposed amount of shares corresponded to approximately 9.9 % of all shares and votes of the company then in issue. The authority remains effective until 30 June 2015 unless revoked or amended before this date by a General Meeting of Shareholders, and replaces any previous similar authorities granted to the Board of Directors.

Powerflute Oyj | Annual report and accounts 2014

Financial statements and notes

Notes to the consolidated financial statements continued

11. Earnings per share continued

Authority to issue new shares

On 29 April, 2014, the Annual General Meeting granted authority to the Board of Directors to resolve on the issuance of up to 28,000,000 shares through a share issue or granting of options or other special rights granting entitlement to shares pursuant to Chapter 10, Section 1 of the Finnish Companies Act. This authority may be utilised in one or several issues. The Board of Directors may resolve to give either new shares or shares in the company’s possession. The proposed amount of shares corresponded to approximately 21.1 % of all shares and votes of the Company then in issue. This authority provides the right to deviate from the shareholders’ pre-emptive subscription right. The authority remains effective until 30 June 2015 unless revoked or amended before this date by a General Meeting of Shareholders, and replaces any previous similar authorities granted to the Board of Directors.

12. Property, plant and equipment, investment properties

Property	Plant and equipment €000	Other tangible assets €000	Assets in progress €000	Total €000	€000
Net Book Value at 1 January 2013
Cost or valuation	8,156	55,930	713	2,723	67,522
Accumulated depreciation	(1,161)	(27,010)	(409)	—	(28,580)

	6,995	28,920	304	2,723	38,942

Year ended 31 December 2013
Opening net book amount	6,995	28,920	304	2,723	38,942
Additions	—	6,466	418	—	6,884
Transfer	—	2,499	—	(2,499)	—
Discontinued operations	—	—	—	—	—
Depreciation charge for the year	—	(5,208)	(6)	—	(5,214)

Closing net book amount	6,995	32,677	716	224	40,612

Net Book Value At 31 December 2013
Cost or valuation	8,156	64,895	1,131	224	74,406
Accumulated depreciation and impairment	(1,161)	(32,218)	(415)	—	(33,794)

	6,995	32,677	716	224	40,612

Year ended 31 December 2014
Opening net book amount	6,995	32,677	716	224	40,612
Additions	—	5,522	202	626	6,350
Acquisition of Corenso group	6,215	50,556	572	857	58,200
Transfer	—	—	—	—	—
Disposal	—	—	—	—	—
Depreciation charge for the year	(2)	(5,891)	(29)	—	(5,922)

Closing net book amount	13,208	82,864	1,461	1,707	99,240

Net Book Value at 31 December 2014
Cost or valuation	14,371	120,973	1,905	1,707	138,956
Accumulated depreciation and impairment	(1,163)	(38,109)	(444)	—	(39,716)

	13,208	82,864	1,461	1,707	99,240

Translation differences have been added into the line Additions.

Finance leases

The carrying value of plant and equipment held under finance lease and hire purchase contracts at 31 December 2014 was €50,000 (2013: €96,000). There were no additions of plant and equipment held under finance leases during the year (2013: nil). Leased assets and assets held under hire purchase contracts are pledged as security for the related finance lease and hire purchase liabilities.

Powerflute Oyj | Annual report and accounts 2014

Financial statements and notes

Notes to the consolidated financial statements continued

13. Intangible assets

	Patents and licences €000	Customer contracts €000	Trademark €000	Total €000
Net Book Value at 1 January 2013
Cost or valuation	1,290	16,159	3,130	20,579
Accumulated amortisation	(1,210)	(16,159)	(3,130)	(20,499)

	80	—	—	80

Year ended 31 December 2013
Opening net book amount	80	—	—	80
Additions	331	—	—	331
Amortisation	(26)	—	—	(26)

Closing net book amount	385	—	—	385

Net Book Value at 31 December 2013
Cost or valuation	1,621	—	—	1,621
Accumulated amortisation	(1,236)	—	—	(1,236)

	385	—	—	385

Year ended 31 December 2014
Opening net book amount	385	—	—	385
Additions	158	—	—	158
Acquisition of Corenso group	—	2,500	4,400	6,900
Amortisation	(93)	(17)	(16)	(126)

Closing net book amount	450	2,483	4,384	7,317

Net Book Value at 31 December 2014
Cost or valuation	1,779	2,500	4,400	8,679
Accumulated amortisation	(1,329)	(17)	(16)	(1,362)

	450	2,483	4,384	7,317

Patents, licences, customer contracts and trademarks relate to the fair value of intangible assets acquired through business combinations. The Group has determined that such assets have a finite useful life and they are being amortised over their remaining useful lives. Translation differences have been added into the line Additions.

Powerflute Oyj | Annual report and accounts 2014

Financial statements and notes

Notes to the consolidated financial statements continued

14. Other financial assets and financial liabilities

14.1 Financial instruments by category

Loans and receivables	Loans and receivables €000	Available- for-sale investments €000	Items at fair value through profit and loss €000	Derivatives used for hedging €000	Financial liabilities at amortised cost €000	Total €000
At 31 December 2014:
Financial assets
Other non-current financial assets	38	3,708	—	—	—	3,746
Trade and other receivables	65,666	—	—	—	—	65,666
Derivative financial instruments	—	—	—	—	—	—
Cash and short-term deposits	47,469	—	—	—	—	47,469

	113,173	3,708	—	—	—	116,881

Financial liabilities
Interest bearing loans and borrowings	—	—	—	—	108,945	108,945
Other financial liabilities	—	—	—	—	288	288
Trade and other payables	—	—	—	—	60,758	60,758
Employee benefit liability	—	—	—	—	6	6
Derivative financial instruments	—	—	—	1,250	—	1,250

	—	—	—	1,250	169,997	171,247

At 31 December 2013:
Financial assets
Other non-current financial assets	37	1,662	—	—	—	1,699
Trade and other receivables	28,154	—	—	—	—	28,154
Derivative financial instruments	—	—	129	—	—	129
Cash and short-term deposits	28,893	—	—	—	—	28,893

	57,084	1,662	129	—	—	58,875

Financial liabilities
Interest bearing loans and borrowings	—	—	—	—	23,751	23,751
Other financial liabilities	—	—	—	—	—	—
Trade and other payables	—	—	—	—	28,933	28,933
Employee benefit liability	—	—	—	—	24	24
Derivative financial instruments	—	—	—	795	—	795

	—	—	—	795	52,708	53,503

Interest bearing loans and borrowings

					2014 €000	2013 €000
Non-current
Loans from financial institutions					106,509	12,128
Other non-current financial liabilities					247	—
Finance lease and hire purchase liabilities					40	77

					106,796	12,205

Current
Loans from financial institutions					2,359	11,509
Other current financial liabilities					41	—
Finance lease and hire purchase liabilities					37	37

					2,437	11,546

Total borrowings					109,233	23,751

Powerflute Oyj | Annual report and accounts 2014

Financial statements and notes

Notes to the consolidated financial statements continued

14. Other financial assets and financial liabilities continued

(a) Available-for-sale investment - unquoted equity shares

Available-for-sale financial assets consist of investments in shares of non-listed companies.

At 31 December 2014, the Group held a 10.0% interest in Kotkamills Oy (“Kotkamills”), an integrated forest products business located in Kotka in Eastern Finland.

In February 2015, the majority owner of Kotkamills Oy exercised its rights under the shareholder agreement to acquire the Group’s minority interest in the company as part of a larger transaction that will see the business sold to a new investor who has plans for further development and expansion.

At that time, the Group entered into a conditional agreement for the sale of its investment in Kotkamills Oy for cash consideration of €3,724,000, compared with an original cost of investment in July 2012 of €1.6 million. The transaction was successfully completed on 24 March 2015.

As a part of the Corenso acquisition, the Group acquired a 19.98% interest in Crown Fiber Tube Inc., a non-listed Canadian company. No value has been attributed to this investment in the Group’s consolidated financial statements.

(b) Loans from financial institutions

Loans from financial institutions include amortising term loans of €82,250,000 (2013: €3,750,000) which mature at various times between 2015 and 2017, together with revolving credit and other facilities repayable on demand which are available to the Group until at least September 2017. Further details of the maturity profile of the Group’s borrowing facilities are provided in Note 26.

Loans from financial institutions bear interest at floating rates based upon the selected Euribor rate plus a bank margin of between 2.00% and 4.50%. The margin applicable to the Group’s borrowings under revolving credit and other facilities is subject to change from time to time based upon the ratio of consolidated total net debt to consolidated EBITDA.

The facilities are secured by mortgages and charges over certain of the Group’s assets in Finland and elsewhere and are subject to financial and other covenants which are assessed on a quarterly basis. The principal covenants measure ratios of consolidated total net debt to consolidated equity, consolidated total net debt to consolidated EBITDA and consolidated EBITDA to consolidated net finance charges.

(c) Finance lease liabilities

The Group uses finance leases to fund the purchase of certain items of plant and equipment. The duration of such agreements is generally five years or less and as 31 December 2014 and 31 December 2013 the Group had no obligations with a maturity of more than five years. Under the terms of the agreements, the rights to the leased assets revert to the lessor in the event of default by the lessee. Further details of the assets purchased by the Group which are subject to finance leases and the Group’s obligations in connection with these assets are provided in Notes 11 and 25.

14.2 Derivative financial instruments and hedging activities

	2014		2013
	Assets €000	Liabilities €000	Assets €000	Liabilities €000
Foreign exchange forward contracts	—	739	129	—
Commodity forward contracts	—	511	—	795

Total	—	1,250	129	795

Less: non-current portion
Foreign exchange forward contracts	—	—	—	—
Commodity forward contracts	—	264	—	327

Non-current portion	—	264	—	327

Current portion	—	986	129	468

The full fair value of a hedging instrument is classified as a non-current asset or liability if the remaining maturity of the hedged item is more than 12 months, and as a current asset or liability if the maturity of the hedged item is less than 12 months.

Powerflute Oyj | Annual report and accounts 2014

Financial statements and notes

Notes to the consolidated financial statements continued

14. Other financial assets and financial liabilities continued

Net gains/(losses) on financial instruments included in operating profit.

	2014 €000	2013 €000
Electricity forward contracts designated as cash flow hedges	(636)	(213)
Non-hedge accounted foreign exchange forward contracts	(616)	982

The exchange differences recognized as an expense during the year 2014 were in total €860,000 (2013: €1,008,000).

Derivatives not designated as hedging instruments

The Group uses foreign exchange forward contracts to manage some of its transaction exposures. Currency forward contracts are not designated as cash flow, fair value or net investment hedges and are entered into for periods consistent with currency transaction exposures up to 12 months in advance.

Cash flow hedges

The Group uses commodity forward contracts to manage its exposure to fluctuations in the price of electricity, oil, natural gas and other sources of energy. Forward contracts for the purchase of energy are entered into on the basis of highly probable forecast transactions which are expected to occur within the next 12 months. Such contracts are designated as cash flow hedges and hedge accounting is applied.

As at 31 December 2014, the fair value of outstanding commodity forward contracts included an asset of nil (2013: nil) and a liability of €511,000 (2013: €795,000). The ineffectiveness recognised in other expenses in the income statement for the current year was €33,000 (2013: €19,000). The cumulative effective portion of €211,000 net of tax is reflected in other comprehensive income.

14.3 Fair values

Set out below is a comparison by class of the carrying amounts and fair values of the Group’s financial instruments that are carried in the financial statements.

	Carrying amount		Fair value
	2014 €000	2013 €000	2014 €000	2013 €000
Financial assets
Other non-current financial assets	3,746	1,699	3,746	1,699
Trade and other receivables	65,666	28,154	65,666	28,154
Derivative financial instruments	—	129	—	129
Cash and short-term deposits	47,469	28,893	47,469	28,893

	116,881	58,875	116,881	58,875

Financial liabilities
Interest bearing loans and borrowings	108,945	23,751	112,331	23,751
Trade and other payables	60,758	28,933	60,758	28,933
Other financial liabilities	288	—	288	—
Derivative financial instruments	1,250	795	1,250	795
Employee benefits	6	24	6	24

	171,247	53,503	174,633	53,503

The fair value of the financial assets and liabilities are included at the amount at which the instrument could be exchanged in a transaction between willing parties, other than in a forced liquidation or sale. The following methods were used to estimate the fair values:

•	Cash and short-term deposits, trade and other receivables and trade and other payables approximate their carrying amounts largely due to the short-term nature of these instruments.

•	The fair value of loans from banks, other non-current financial liabilities, obligations under finance leases and employee benefits with fixed and variable interest rates is estimated by discounting future cash flows using rates currently available for debt on similar terms, credit risk and remaining maturities.

•	The Group enters into derivative financial instruments with various counterparties, principally financial institutions with investment grade credit ratings. Derivatives valued using a valuation techniques with market observable inputs are foreign exchange forward contracts and commodity forward contracts. The most frequently applied valuation techniques include forward pricing using present value calculations. The models incorporate inputs such as foreign exchange spot and forward rates and quoted market prices on future exchanges of the underlying commodity.

Powerflute Oyj | Annual report and accounts 2014

Financial statements and notes

Notes to the consolidated financial statements continued

14. Other financial assets and financial liabilities continued

Fair value hierarchy

The Group uses the following hierarchy for determining and disclosing the fair value of financial instruments by valuation technique:

•	Level 1: quoted (unadjusted) prices in active markets for identical assets or liabilities.

•	Level 2: other techniques for which all inputs which have a significant effect on the recorded fair value are observable, either directly or indirectly.

•	Level 3: techniques which use inputs which have a significant effect on the recoded fair value that are not based on observable market data.

Assets measured at fair value

	31 Dec 2014 €000	Level 1 €000	Level 2 €000	Level 3 €000
Financial assets at fair value through profit or loss:
Available-for-sale financial assets:
Equity shares	3,708	—	—	3,708

	3,708	—	—	3,708

Liabilities measured at fair value

	31 Dec 2014 €000	Level 1 €000	Level 2 €000	Level 3 €000
Financial liabilities at fair value through profit or loss:
Foreign exchange forward contracts	739	—	739	—
Commodity forward contracts	511	—	511	—

	1,250	—	1,250	—

Reconciliation of fair value measurements of Level 3 financial instruments

The Group carries unquoted equity shares as available-for-sale financial instruments classified as Level 3 within the fair value hierarchy.

The Group had a 10.0% interest in Kotkamills Oy throughout the year and through the acquisition of Corenso in December 2014 has acquired a 19.98 % interest in Crown Fiber Tube Inc. See Note 13.1 for further details.

In February 2015, the Group entered into a conditional sale agreement for the disposal of its 10% interest in Kotkamills for cash consideration of €3,724,000. Accordingly, the fair value of this investment has been reassessed and the Group recorded a gain of €2,046,000 in the statement of comprehensive income with respect to Level 3 financial instruments. There have been no other changes in the Level 3 financial instruments.

15. Impairment of assets

At 31 December 2014, the market capitalisation of the Group was significantly higher than the book value of its equity and no triggering events regarding the impairment of the Group’s assets were identified. Therefore, the Group has not performed any impairment testing of its assets or business units as at 31 December 2014.

16. Inventories

	2014 €000	2013 €000
Raw materials and supplies	21,696	8,112
Finished goods	14,784	8,367

	36,480	16,479

There were no substantial write-downs in the value of inventory during 2014 or 2013.

Powerflute Oyj | Annual report and accounts 2014

Financial statements and notes

Notes to the consolidated financial statements continued

17. Trade and other receivables (current)

	2014 €000	2013 €000
Trade receivables	51,736	20,745
Prepayments and other receivables	13,930	7,409

	65,666	28,154

Trade receivables are non-interest bearing and are generally on 30 to 90 day terms.

The Group remains exposed to foreign currency risk and the risk of late payment after invoicing on receivables which are subject to factoring arrangements. At 31 December 2014, the Group had not recognised any factored foreign currency trade receivables that do not qualify for derecognition in the statement of financial position (2013: nil). At 31 December 2014, the Group did not have any factored trade receivables which qualify for derecognition and are not recognised in the statement of financial position (2013: nil).

As at 31 December 2014, the Group did not have any trade receivables that were individually impaired and fully provided for (2013: nil) and no charge was made for the impairment of receivables during the year.

At 31 December, the age profile of trade receivables was as follows:

	2014 €000	2013 €000
Current	42,703	19,968
Past due but not impaired:
<30 days	7,938	754
30-60 days	965	17
60-90 days	101	—
90-120 days	—	—
>120 days	28	7

	51,736	20,745

The carrying amounts of the Group’s trade receivables are denominated in the following currencies:

	2014 €000	2013 €000
Euro	28,455	13,077
US dollar	8,865	7,222
UK pound	3,211	446
Chinese renminbi	8,561	—
Swedish krona	1,659	—
Other currencies	983	—

	51,736	20,745

There were no trade receivables denominated in any other currencies.

Collateral

The Group has pledged all of its trade receivables as security for its borrowing facilities.

18. Cash and short-term deposits

	2014 €000	2013 €000
Cash at banks and on hand	47,469	28,893

	47,469	28,893

Cash at banks earns interest at floating rates based upon daily bank deposit rates.

For the purpose of the consolidated cash flow statement, cash and cash equivalents comprise the following at 31 December:

	2014 €000	2013 €000
Cash at banks and on hand	47,469	28,893

	47,469	28,893

Powerflute Oyj | Annual report and accounts 2014

Financial statements and notes

Notes to the consolidated financial statements continued

19. Share capital and reserves

Authorised share capital

	2014 Thousands	2013 Thousands
Ordinary shares	289,818	289,818

The shares have no nominal value.

Issued and fully paid share capital and reserve for invested non-restricted equity

	No. of shares Thousands	Share capital €000	Reserve for invested non- restricted equity €000	Total €000
At 1 January 2013	289,818	88	28,422	28,510
At 31 December 2013	289,818	88	28,422	28,510

At 31 December 2014	289,818	88	28,422	28,510

Share option schemes

The Group has one share option scheme under which options to subscribe for shares have been granted to certain executives and senior employees (Note 23).

Other reserves

	Treasury shares €000	Hedging reserve €000	Available-for- sale reserve €000	Defined benefit plans reserve €000	Foreign currency translation reserve €000	Retained earnings €000
At 1 January 2013	(1,735)	(199)	—	—	—	32,357
Share-based payment	—	—	—	—	—	372
Cash flow hedges	—	(527)	—	—	—	—
Tax effect of cash flow hedges	—	105	—	—	—	—
Dividends paid	—	—	—	—	—	(3,694)
Purchase of own shares	(1,735)	—	—	—	—	—
Profit for the period	—	—	—	—	—	8,086

At 31 December 2013	(1,735)	(621)	—	—	—	37,121
Share-based payments	—	—	—	—	—	322
Cash flow hedges	—	297	—	—	—	—
Tax effect of cash flow hedges	—	(53)		—	—	—
Foreign exchange translation differences	—	—	—	—	1,603	—
Gain on AFS financial assets			2,046		—	—
Remeasurement on defined benefit plan	—	—	—	(55)	—	—
Dividends paid	—	—	—	—	—	(3,836)
Profit for the year	—	—	—	—	—	6,140

At 31 December 2014	(1,735)	(377)	2,046	(55)	1,603	39,747

Nature and purpose of other reserves

The treasury share reserve contains the cost of the investment by the Group in 5,700,000 of its own shares (2013: 5,700,000 shares).

The hedging reserve contains the effective portion of the hedge relationships incurred as at the reporting date.

The available-for-sale reserve contains the cumulative gain or loss arising on revaluation to fair value of investments held for sale as at the reporting date.

The defined benefit plan reserve contains the portion of the actuarial gains or losses arising on defined benefit pension plans or other similar schemes recognised in equity.

Powerflute Oyj | Annual report and accounts 2014

Financial statements and notes

Notes to the consolidated financial statements continued

20. Dividends paid and proposed

	2014 €000	2013 €000
Declared and paid during the year:
Dividends on ordinary shares
Dividend for 2013: 1.35 cents per share (2012: 1.3 cents per share)	3,836	3,694
Proposed for approval at the Annual General Meeting:
(not recognised as a liability at 31 December)
Dividends on ordinary shares
Dividend for 2014: 1.50 cents per share (2013: 1.35 cents per share)	4,262	3,836

21. Provisions

	Pension and other obligatory provisions €000	Provision for uncertainties €000	Other €000	Total €000
At 1 January 2014	—	690	50	740
Arising during the year	—	—	—	—
Utilised	—	—	—	—
Acquisition of Corenso group	1,409	—	73	1,482

At 31 December 2014	1,409	690	123	2,222

Current	—	690	123	813
Non-current	1,409	—	—	1,409

The acquisition of Corenso group increased pension provisions by €1,409,000 and reorganisation provisions of €73,000. Provisions for uncertainties relate principally to provisions against the cost of potential claims under warranties and indemnities provided by the Group to the purchaser of the Graphic Papers businesses. At 31 December 2014, the Group had not been notified of any potential claims.

22. Pensions and other post-employment benefit plans

Pensions

The Group has established a number of pension and other benefit plans for its operations throughout the world, the cost of which amounted to €2,672,000 (2013: €2,245,000). The majority of plans are defined contribution schemes, the charge for which amounted to €2,584,000 (2013: €2,245,000).

The retirement age for the management of the Group has been agreed at between 60 and 65 years. The retirement age for other staff either follows national retirement ages or is determined by local labour agreements. The Group’s total net defined benefit obligations to current and former members of staff amount to €1,358,000. The 2014 defined benefit expense amounts to €60.000 in the income statement.

The Group’s policy for funding deficits is intended to satisfy local statutory funding requirements for tax deductible contributions together with adjusting to market rates the discount factors used in the actuarial calculations. However, the emphasis of the Group is to provide defined contribution schemes for its post-employment benefits, thus all aspects of the provision and accounting for defined benefit schemes are being evaluated. In the statement of financial position the full liability for all plan deficits is recorded, as adjusted if required for any past service costs still to be amortised. The statement of financial position fully reflects the actual surplus or deficits in its defined benefit plans thereby aligning the net liability in the statement of financial position.

Finland

The Group funds its Finnish pension obligations mainly through defined contribution schemes. Pension has been organised entirely through local insurance companies. Plan assets in Finland are managed by insurance companies. Details of the exact structure and investment strategy surrounding plan assets are not available to participating employers as the assets actually belong to the insurance companies themselves. The assets are managed in accordance with EU regulations, and also national requirements, under which there is an obligation to pay guaranteed benefits irrespective of market conditions.

Powerflute Oyj | Annual report and accounts 2014

Financial statements and notes

Notes to the consolidated financial statements continued

22. Pensions and other post-employment benefit plans continued

Germany

The total defined benefit obligation is €535,000, nearly all of which is unfunded. Defined benefit pension plans are mainly accounted for in the statement of financial position through book reserves with some minor plans using insurance companies or independent trustees. Retirement benefits are based on years worked and salaries received during the pensionable service, the commencement of pension payments being co-ordinated with the national pension scheme retirement age. Pensions are paid directly by the companies themselves to their former employees. The security for the pensioners is provided by the legal requirement (BetrAVG §7(3)) that the provision held in the statement of financial position is insured. The insurance has a limit, however this limit is higher than the obligation regarding respective person.

France

The total defined benefit obligation is €823,000 which is unfunded. The Group provides Retirement Indemnity payments. These payments are lump sums paid upon retirement as defined under the industry wide collective bargaining agreement “Convention national des salaries de la production de Papiers, Cartons et Cellulose”. The lump sum is paid only if the employee is still employed at the date of the retirement.

Other post-employment benefits plans

The Group has a liability for early-retirement pensions arising from the dismissal of personnel in 2005. In accordance with legislation in Finland, the Group remains liable for payment of early-retirement pensions for certain of these employees if they are not able to secure alternative employment before they become eligible to receive a normal retirement pension.

	2014 €000	2013 €000
At 1 January	24	61
Charge in income statement	(18)	(37)

At 31 December	6	24

Current	6	24
Non-current	—	—

23. Share-based payment plans

The expense recognised for employee services received during the year is shown in the following table:

	2014 €000	2013 €000
Expense arising from equity-settled share-based payment transactions	322	372

The share-based payment plans are described below.

Powerflute Stock Option Scheme 2012

In April 2012, the company established the Powerflute Stock Option Scheme 2012 (“PSOS 2012”) for the benefit of certain of the Group’s directors and senior executives. The maximum number of share options available for grant under the PSOS 2012 is 14,000,000 shares, equivalent to 4.8% of the existing issued share capital of the Company.

The subscription price, performance targets, measurement period and other vesting criteria for each grant of options is determined at the discretion of the Board at the time each grant of options is made, having due regard to the prevailing share price on the AIM market. Amounts subscribed for shares obtained through the exercise of share options under the PSOS 2012 are included within the Company’s reserve for invested non-restricted equity.

Share-based incentive scheme

Under the terms of his employment, Marco Casiraghi was provided with a special share-based incentive comprising a nil-cost option over 2,000,000 shares whose vesting was subject only to him continuing to be employed by the Company on 31 December 2012. The fair value of the incentive scheme was estimated based on the grant date market price (€0.34) of the share. The incentive scheme expired and the award made under it vested on 31 December 2012. As at 31 December 2014, the option granted to Mr Casiraghi under this scheme had not been exercised.

Powerflute Oyj | Annual report and accounts 2014

Financial statements and notes

Notes to the consolidated financial statements continued

23. Share-based payment plans continued

Movements during the year

The following tables illustrate the number (No.) and weighted average exercise prices (WAEP) of, and movements in, share options during the year.

PSOS 2012	2014 No. Thousands	2014 WAEP €	2013 No. Thousands	2013 WAEP €
At 1 January	8,469	—	8,469	—
Granted during the year	2,100	—	—	—
Forfeited during the year	—	—	—	—

At 31 December	10,569	—	8,469	—

Grant of share options during the year ended 31 December 2012

On 5 April 2012, the Board approved the grant of options over a total of 8,469,300 of the Company’s ordinary shares under the terms of the PSOS 2012. The grant consisted of 2,823,100 each of 2012A, 2012B and 2012C options. The 2012A, 2012B and 2012C options are subject to different share price performance targets and measurement dates, but in all other respects are identical.

The fair value of the options granted was estimated at the date of grant using a binomial pricing model taking into account the terms and conditions under which the options were granted. The contractual life of each option granted is seven years. There is no cash settlement of the options.

The fair value of options granted was estimated on the date of grant using the following assumptions (identical for each of the 2012A, 2012B and 2012C options):

Dividend yield (%)	0.0
Expected volatility (%)	40.0
Risk-free interest rate (%)	1.25
Expected life (years)	7.00
Weighted average share price (pence)	24.75

Grant of share options during the year ended 31 December 2014

On 9 December 2014, the Board approved the grant of options over a total of 2,100,000 of the Company’s ordinary shares under the terms of the PSOS 2012. The grant consisted of 2,100,000 2012D options.

The fair value of the options granted was estimated at the date of grant using a two-stage option valuation model taking into account the terms and conditions under which the options were granted. The contractual life of each option granted is seven years. There is no cash settlement of the options.

The fair value of options granted was estimated on the date of grant using the following assumptions:

Expected volatility (%)	39.5
Risk-free interest rate (%)	1.68
Expected life (years)	7.3
Annual required rate of return (%)	6.0

The expected life of the options is based upon historical data and is not necessarily indicative of exercise patterns that may occur. The expected volatility reflects the assumption that the historical volatility over a period similar to the life of the options is indicative of future trends, which may also not necessarily be the actual outcome.

The PSOS 2012 is an equity-settled plan and the fair value is measured at the grant date.

24. Trade and other payables

	2014 €000	2013 €000
Trade payables	33,256	13,596
Amounts due to a joint venture	3,246	5,960
Other payables and accrued liabilities	24,256	9,377

	60,758	28,933

Trade payables are non-interest bearing and are normally settled on terms of 30 to 60 days. Other payables are non-interest bearing and have an average term of less than six months. Interest payable is normally settled monthly throughout the financial year.

Powerflute Oyj | Annual report and accounts 2014

Financial statements and notes

Notes to the consolidated financial statements continued

25. Related party disclosures

Subsidiary companies

These financial statements include the financial statements of Powerflute Oyj and the subsidiaries listed in the following table:

		% equity interest
	Country of incorporation	2014	2013
Savon Sellu Oy	Finland	100.0	100.0
Coated Papers Finland Oy	Finland	—	100.0
Powerflute Monaco SARL	Monaco	90.0	90.0
Powerflute Holdings Finland Oy	Finland	100.0	—
Corenso United Oy Ltd	Finland	100.0	—
Corenso Holdings Sweden AB	Sweden	100.0	—
Corenso Svenska AB	Sweden	100.0	—
Bäcke Emballage AB	Sweden	100.0	—
Mohed Emballage AB	Sweden	100.0	—
Powerflute Group Holdings Limited	United Kingdom	100.0	—
Corenso Group Holdings Limited	United Kingdom	100.0	—
Corenso (UK) Ltd	United Kingdom	100.0	—
Corenso Holdings Germany GmbH	Germany	100.0	—
Corenso-Elfes GmbH & Co KG	Germany	100.0	—
Elfes Beteiligungs GmbH	Germany	100.0	—
Corenso United DE Verwaltungs GmbH	Germany	100.0	—
Corenso United DE GmbH & Co KG	Germany	100.0	—
Corenso Holdings France SAS	France	100.0	—
Corenso France SAS	France	100.0	—
Corenso Holdings Netherlands BV	Netherlands	100.0	—
Corenso Edam BV	Netherlands	100.0	—
Corenso Poland sp. z o.o.	Poland	100.0	—
Corenso Tolosana SA	Spain	77.3	—
Corenso Holdings America Inc.	USA	100.0	—
Corenso North America Corp.	USA	100.0	—
Corenso Foshan Paper Core Co. Ltd	China	100.0	—
Corenso Hualan (Hangzhou) Paper Core Co. Ltd	China	51.0	—

Coated Papers Finland Oy merged with Powerflute Oyj on 31 December 2013.

Joint Ventures and Associates

The Group has a 47.4% interest in Harvestia Oy (2013: 47.4%), a wood procurement company incorporated and located in Finland and a 25.0% interest in Mandriladora Alpesa S.L. (2013: nil), a producer and distributors of cores incorporated and located in Spain.

Transactions with related parties

a) Sales and purchases of goods and services

	2014 €000	2013 €000
Sale of services to related parties:
Joint Venture – Harvestia Oy	22	27
Purchase of goods and services from related parties:
Joint Venture – Harvestia Oy	33,862	32,967

Savon Sellu purchases a proportion of its raw materials from Harvestia Oy. The goods are purchased in accordance with terms specified in the shareholder agreement and supply contracts negotiated between the parties.

Powerflute Oyj | Annual report and accounts 2014

Financial statements and notes

Notes to the consolidated financial statements continued

25. Related party disclosures continued

b) Amounts due to or from related parties

	2014 €000	2013 €000
Amounts due to related parties arising from the purchase of goods/services
Joint Venture – Harvestia Oy	6,727	5,960
Other amounts due from related parties
Joint Venture – prepayments to Harvestia Oy	3,481	2,631

c) Key management compensation

	2014 €000	2013 €000
Salaries and other short-term employee benefits	1,823	1,571
Directors fees	408	382
Share-based payments	322	372

	2,553	2,325

d) Directors’ interests in employee share incentive plans

The share options held by executive members of the Board of Directors providing the entitlement to purchase ordinary shares have the following expiry dates and exercise prices:

			Number outstanding
Issue date	Expiry date	Exercise price	2014 Thousands	2013 Thousands
11 Jan 2010	—	nil	2,000	2,000
5 Apr 2012	4 April 2019	€0.01	8,469	8,469

26. Commitments and contingencies

Mortgages

The Group has pledged the assets and shares of its subsidiary companies as security for interest-bearing borrowing facilities provided by Nordea Bank and Finnvera.

Guarantees

The Group had provided the following guarantees as at 31 December:

	2014 €000	2013 €000
On behalf of a Joint Venture
Guarantee	2,000	2,000

Operating lease commitments

The Group has entered into commercial leases on office premises, certain motor vehicles and various items of machinery. Future minimum rentals payable under non-cancellable operating leases as at 31 December are as follows:

	2014 €000	2013 €000
Within one year	2,025	478
After one but not more than five years	4,983	371
More than five years	524	—
No expiry	1,046	—

	8,578	848

The charge for payments made under operating leases expensed during the year 2014 was €888,000 (2013: €304,000).

Powerflute Oyj | Annual report and accounts 2014

Financial statements and notes

Notes to the consolidated financial statements continued

26. Commitments and contingencies continued

Finance lease and hire purchase commitments

The Group has finance leases and hire purchase contracts for various items of plant and machinery, software licences and certain of its intangible assets. Future minimum lease payments under finance lease and hire purchase contracts, together with the present value of the net minimum lease payments were as follows:

	2014 Minimum payments €000	2014 Present value of payments €000	2013 Minimum payments €000	2013 Present value of payments €000
Within one year	46	37	46	37
After one but not more than five years	41	40	87	77

Total minimum lease payments	87	77	133	114
Less amounts representing finance charges	(10)	—	(19)	—

Present value of minimum lease payments	77	77	114	114

Capital commitments

At 31 December 2014, the Group had capital commitments of €484,000 (2013: €562,000) relating to investments in plant and equipment.

Emissions rights (CO2)

The Group has received confirmation of the emission rights available to it for the period 2013 to 2020.

The Group forecasts annual CO2 emissions based upon estimates of future annual production volumes and the following assumptions:

•	Total energy consumption is expected to reduce through investment in the production processes.

•	The use of bio-fuels will increase, leading to a reduced dependence upon peat which has the highest CO2 content of all of the fuels used by the Group.

•	Investments in power plant technology will lead to a reduction in the consumption of heavy oil.

Emission rights are freely traded as commodities. In the event that the Group produces more CO2 emissions than forecast, it is possible to purchase the necessary additional emission rights. CO2 emissions were below forecast levels for the year ended

31 December 2013. Accordingly, it was not necessary to purchase or provide for the purchase of any additional emission rights.

27. Financial risk management objectives and policies

The Group’s principal financial liabilities, other than derivatives, comprise loans and borrowings as well as trade and other payables. The main purpose of these financial liabilities is to raise finance for the Group’s operations. The Group has loan and other receivables, trade and other receivables, and cash and short-term deposits that arise directly from its operations. The Group also enters into derivative transactions.

The Group is exposed to various types of risk including interest rate risk, foreign currency risk, commodity risk, credit risk and liquidity risk. The senior management of the Group oversees the management of these risks and ensures that the Group’s financial risk-taking activities are governed by appropriate policies and procedures and that financial risks are identified, measured and managed in accordance with the Group’s policies and appetite for risk. The Board of Directors regularly reviews and agrees policies for managing each of the principal risks which the Group faces.

All derivative activities for risk management are carried out by managers that have the appropriate skills and experience, working under the direct supervision of the Board of Directors. It is the Group’s policy that no trading in derivatives for speculative purposes shall be undertaken.

The Board of Directors reviews and agrees policies for managing each of these risks which are summarised below.

Interest rate risk

Interest rate risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Group’s exposure to the risk of changes in market interest rates relates primarily to the Group’s long-term debt obligations with floating interest rates.

The Group manages its interest rate risk by maintaining an appropriate portfolio of fixed and variable rate loans and borrowings. To achieve this, from time to time the Group enters into interest rate swaps, in which the Group agrees to exchange at specified intervals the difference between fixed and variable interest rate amounts calculated by reference to an agreed-upon notional principle amount. These swaps are designated to hedge underlying debt obligations. At 31 December 2014, the Group did not have any interest rate swaps.

Powerflute Oyj | Annual report and accounts 2014

Financial statements and notes

Notes to the consolidated financial statements continued

27. Financial risk management objectives and policies continued

Interest rate sensitivity

The following table demonstrates the sensitivity to changes in interest rates, with all other variables held constant, of the Group’s profit before taxation (through the impact on floating rate borrowings). The impact on the Group’s equity is not material.

	Increase/ decrease in basis points bps	Effect on profit before taxation €000
2014	100	1,089
2013	100	238

Foreign currency risk

Foreign currency risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rates. The Group’s exposure to the risk of changes in foreign exchange relates primarily to the Group’s operating activities (when revenue or expenses are denominated in a different currency to the Group’s functional currency which is the euro).

The Group manages its foreign currency risk by hedging transactions that are expected to occur within a maximum 12 months period. Transactions that are certain may be hedged without any limitation in time. It is the Group’s policy to negotiate the terms of the hedge derivatives to match the terms of the hedged item in order to maximise the hedge effectiveness.

In the year ended 31 December 2014, the principal foreign currency risk arose as a result of sales and purchases made in currencies other than the functional currency. In particular, approximately 33% of Group’s sales and 5% of the Group’s purchases and other expenses were denominated in US dollars.

The following table demonstrates the sensitivity to a changes in the US dollar, pound sterling, Chinese renminbi and Swedish krona exchange rate, with all other variables held constant, of the Group’s profit before tax (due to changes in the fair value of monetary assets and liabilities).

		Effect on profit before taxation
	Increase/ decrease in currency rate	US dollar €000	GBP sterling €000	CNY renminbi €000	SEK krona €000
2014	+10%	(606)	(122)	(466)	(139)
	–10%	606	122	466	139
2013	+10%	(683)	(43)	—	—
	–10%	683	43	—	—

The Group’s exposure to foreign currency changes for all other currencies is not material.

Commodity risk

Commodity risk is the risk arising from fluctuations in the availability and cost of certain of the Group’s raw material and other input costs. In particular, the Group is exposed to fluctuations in the availability and cost of wood and other fibres and to fluctuations in the cost of electricity.

Commodity risk is managed through the use of formal agreements with recognised and established counterparties and the purchase of commodity derivatives. Wood and other fibre purchases are secured for periods of up to 12 months in advance through supply agreements made with wood procurement companies, including the Group’s joint venture Harvestia Oy. Availability of electricity is secured through the use of framework agreements with suppliers and the risk associated with price fluctuations is hedged using commodity derivatives.

At 31 December 2014, the Group had hedged over 90% of its forecast electricity purchases for the following 12 month period. Hedge accounting has been adopted for such derivatives and effective portion of the gains and losses are taken to a hedging reserve within other comprehensive income and only transferred to the income statement during the period in which the hedged cost is incurred.

The following table demonstrates the effect that changes in the electricity price would have, with all other variables held constant, on the fair value of electricity derivatives and on the Group’s profit before tax. The effect has been estimated using a VaR model with a holding period of ten days and a confidence level of 95%.

	Increase/ decrease in electricity price	Effect on profit before taxation €000
2014	20–25%	+/–464
2013	20–25%	+/–495

Powerflute Oyj | Annual report and accounts 2014

Financial statements and notes

Notes to the consolidated financial statements continued

27. Financial risk management objectives and policies continued

Credit risk

Credit risk is the risk that a counterparty will not meet its obligations under a financial instrument or customer contract, leading to a financial loss. The Group is exposed to credit risk from its operating activities and its financing activities, including deposits with banks and financial institutions, foreign exchange transactions and other financial instruments.

Credit risk related to receivables: Customer credit risk is managed by each business unit in accordance with the Group’s policy, procedures and controls relating to the management of credit risk. Credit quality of customers is objectively assessed and outstanding receivables are regularly monitored. Deliveries to the majority of customers are covered by either letter of credit or other forms of credit insurance and the uninsured exposure is monitored and managed centrally by the Group. The Group has a large number of different customers and counterparties in international markets. Accordingly, there is no concentration of credit risk in any particular counterparty or country. The maximum exposure to credit risk related to receivables is the carrying value of each class of financial assets mentioned in Note 14.

Credit risk related to financial instruments and cash deposits: Credit risk from transactions and balances with banks and other financial institutions is managed centrally by the Group. The Group only enters into transactions with approved counterparties and within limits which are reviewed by the Group’s Board of Directors on an annual basis. The Group’s maximum exposure to credit risk for the components of the balance sheet at 31 December 2014 and 2013 is the carrying value of the amounts as illustrated in Note 13.

Liquidity risk

The Group monitors its liquidity risk using a recurring liquidity planning tool which forecasts the amounts and timings of future cash flows. The Group’s objective is to maintain a balance between continuity of funding and flexibility through the use of bank overdrafts, bank loans, invoice discounting and debt factoring, finance leases and hire purchase contracts.

The table below summarises the maturity profile of the Group’s financial liabilities at 31 December 2014 and 2013 based on contractual undiscounted payments.

As at 31 December 2014	On demand €000	Less than 3 months €000	3 to 12 months €000	1 to 5 years €000	>5 years €000	Total €000
Interest bearing loans and borrowings	—	441	1,955	106,549	—	108,945
Trade and other payables	—	60,758	—	—	—	60,758
Employee benefit liabilities	—	—	6	—	—	6

	—	61,199	1,961	106,549	—	169,709

Derivative financial instruments
Forward foreign exchange contracts – not hedge accounting
Cash flow payable	—	—	—	—	—	—
Cash flow receivable	—	—	—	—	—	—
Commodity derivatives – hedge accounting
Cash flow payable	—	609	1,828	4,356	—	6,792
Cash flow receivable	—	(549)	(1,643)	(4,091)	—	(6,281)

	—	61	186	264	—	511

As at 31 December 2013	On demand €000	Less than 3 months €000	3 to 12 months €000	1 to 5 years €000	>5 years €000	Total €000
Interest bearing loans and borrowings	—	10,851	695	12,205	—	23,751
Trade and other payables	—	28,933	—	—	—	28,933
Employee benefit liabilities	—	—	24	—	—	24

	—	39,784	719	12,205	—	52,708

Derivative financial instruments
Forward foreign exchange contracts – not hedge accounting
Cash flow payable	—	—	—	—	—	—
Cash flow receivable	—	—	—	—	—	—
Commodity derivatives – hedge accounting
Cash flow payable	—	680	2,031	4,788	—	7,498
Cash flow receivable	—	(561)	(1,682)	(4,460)	—	(6,703)

	—	119	349	327	—	795

Powerflute Oyj | Annual report and accounts 2014

Financial statements and notes

Notes to the consolidated financial statements continued

27. Financial risk management objectives and policies continued

Interest-bearing loans and borrowings include amounts borrowed under a revolving credit facility which is available to the Group until September 2017.

Interest-bearing loans and borrowings include also amounts borrowed under a credit factoring facility which is available to the Group until September 2017. Where the maturity of individual factored sales invoices is less than three months, the balance is presented within amounts falling due for repayment before three months.

Capital management

The primary objective of the Group’s capital management is to ensure that healthy capital ratios are maintained in order to support its business and maximise shareholder value. The Group manages its capital structure and makes changes to it in light of changes in economic conditions and business requirements or objectives. No changes were made to the underlying objectives, policies or processes during the years ended 31 December 2014 and 2013.

The Group monitors capital using a gearing ratio, which is defined as net debt divided by total capital plus net debt. Net debt includes interest bearing loans and borrowings less cash and cash equivalents. Capital includes equity attributable to the equity holders of the Parent.

	2014 €000	2013 €000
Interest-bearing loans and borrowings:
Non-current portion	106,549	12,205
Current portion	2,396	11,546

	108,945	23,751

Cash and short-term deposits	47,469	28,893

Equity attributable to equity holders of the Parent	69,739	63,275

Gearing ratio	46.9%	—%

28. Events after the reporting period

Sale of investment in Kotkamills

In February 2015, the Group entered into a conditional agreement for the sale of its minority investment in Kotkamills Oy (“Kotkamills”) to Opengate Capital LLC, the majority owner of Kotkamills, as part of a larger transaction that will see the business sold to a new investor who has plans for further development and expansion. Under the terms of this agreement, the Group will receive cash consideration of €3.7 million for its shares. The transaction was successfully completed on 24 March 2015.

Powerflute Oyj | Annual report and accounts 2014

Financial statements and notes

Parent Company income statement

for the year ended 31 December 2014

The Parent Company Financial Statements are prepared according to Generally Accepted Accounting Principles in Finland (Finnish GAAP).

	2014 €000	2013 €000
Revenue	119	141
Other operating income	1,200	9,982
Employee benefits expense	(768)	(882)
Other expenses	(6,388)	(2,798)
Depreciation and amortisation	(3)	(3)

Operating profit/(loss)	(5,840)	6,440
Finance income/(expenses)	77	80

Profit/(loss) before extraordinary items	(5,763)	6,520
Extraordinary items	5,850	4,000

Profit before appropriations and taxes	87	10,520
Appropriations	2	2
Income tax	88	(429)

Profit for the period	177	10,093

Powerflute Oyj | Annual report and accounts 2014

Financial statements and notes

Parent Company statement of financial position

at 31 December 2014

	2014 €000	2013 €000
Assets
Non-current assets
Property, plant and equipment	5	8
Shares in Group companies	16,704	16,704
Investment in a joint venture	3,170	3,170
Other non-current financial assets	1,662	1,662
Amounts due from Group companies	104,898	500

Total non-current assets	126,439	22,044

Current assets
Trade and other receivables	5,326	8,206
Amounts due from Group companies	11,104	4,428
Cash and short-term deposits	6,831	15,419

Total current assets	23,261	28,053

Total assets	149,700	50,097

Equity and liabilities
Equity
Issued share capital	88	88
Share premium	912	912
Reserve for invested non-restricted equity	30,228	30,228
Retained earnings	11,126	14,785

Total equity	42,354	46,013

Non-current liabilities
Interest-bearing loans and borrowings	98,000	—

Total non-current liabilities	98,000	—

Current liabilities
Trade and other payables	5,249	2,364
Amounts due to Group companies	1,416	939
Interest-bearing loans and borrowings	2,000	—
Provisions	678	776
Appropriations	3	5

Total current liabilities	9,346	4,084

Total liabilities	107,346	4,084

Total equity and liabilities	149,700	50,097

Powerflute Oyj | Annual report and accounts 2014

Financial statements and notes

Parent Company statement of changes in equity

for the year ended 31 December 2014

	Share capital €000	Share premium €000	Reserve for invested non-restricted equity €000	Retained earnings €000	Total equity €000
As at 1 January 2014	88	912	30,228	14,785	46,013
Profit for the period	—	—	—	177	177
Dividends paid	—	—	—	(3,836)	(3,836)

At 31 December 2014	88	912	30,228	11,126	42,354

As at 1 January 2013	88	912	30,228	8,385	39,613
Profit for the period	—	—	—	10,093	10,093
Dividends paid	—	—	—	(3,694)	(3,694)

At 31 December 2013	88	912	30,228	14,785	46,013

Powerflute Oyj | Annual report and accounts 2014

Financial statements and notes

Parent Company cash flow statement

for the year ended 31 December 2014

	2014 €000	2013 €000
Operating activities
Profit before appropriations and taxes	87	10,520
Non-cash:
Gain on merger of a subsidiary	—	(8,782)
Depreciation of property, plant and equipment	3	3
Finance income	(65)	(290)
Finance expense	2,207	743
Group contribution	(5,850)	(4,000)
Movements in provisions, pensions and government grants	(98)	(14)
Working capital adjustments:
Change in trade and other receivables and prepayments	(6,283)	(1,626)
Change in trade and other payables	8,307	653
Income tax received/(paid)	(520)	(3,359)

Net cash flows from operating activities	(2,212)	(6,152)

Investing activities
Cash and cash equivalents of a merged subsidiary	—	11
Loans granted	(104,398)	—
Interest received	65	290

Net cash flows used in investing activities	(104,333)	301

Financing activities
Proceeds from borrowings	100,000	—
Repayment of borrowings	—	(1,000)
Group contribution received	4,000	3,000
Interest and similar costs paid	(2,207)	(743)
Dividends paid	(3,836)	(3,694)

Net cash flows from financing activities	97,957	(2,437)

Net increase/(decrease) in cash and cash equivalents	(8,588)	(8,288)
Cash and cash equivalents at 1 January	15,419	23,707

Cash and cash equivalents at 31 December	6,831	15,419